UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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TEREX CORPORATION
(Name of Registrant as Specified in Its Charter)
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(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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TEREX CORPORATION
200 Nyala Farm Road, Westport, Connecticut 06880

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 2010

The Annual Meeting of Stockholders of Terex Corporation (“Terex” or the “Company”) will be held at the corporate offices of Terex Corporation, 200 Nyala Farm Road, Westport, Connecticut, on Thursday, May 13, 2010, at 10:00 a.m., local time, for the following purposes:

1.	To elect nine (9) directors of the Company to hold office for one year or until their successors are duly elected and qualified.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2010.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice.

The Board of Directors of the Company has fixed the close of business on March 17, 2010 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.

Securities and Exchange Commission rules allow us to furnish proxy materials to our stockholders on the Internet. We are pleased to utilize these rules and believe that they enable us to provide our stockholders with the information that they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

On or about April 2, 2010, we will be mailing our Notice of Internet Availability of Proxy Materials to most of our stockholders, which contains instructions for our stockholders’ use of this process, including how to access our 2010 Proxy Statement and 2009 Annual Report and how to vote online.  In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how you may receive a paper copy of the Proxy Statement and Annual Report, if you received only a Notice of Internet Availability of Proxy Materials this year.

EVERY STOCKHOLDER’S VOTE IS IMPORTANT.  While all stockholders are invited to attend the Annual Meeting, we urge you to vote whether or not you will be present at the Annual Meeting.  You may vote by telephone or via the Internet.  If you received a paper copy of the proxy card by mail, you may complete, date and sign the proxy card and return it in the envelope provided.  No postage is required if the proxy card is mailed in the United States.  You may withdraw your proxy or change your vote at any time before your proxy is voted, either by voting in person at the Annual Meeting, by proxy, by telephone or via the Internet.  Please vote promptly in order to avoid the additional expense of further solicitation.

By order of the Board of Directors,

Eric I Cohen Secretary

March 31, 2010
Westport, Connecticut

TEREX CORPORATION
200 Nyala Farm Road
Westport, Connecticut 06880

Proxy Statement for the
Annual Meeting of Stockholders
to be held on May 13, 2010

This Proxy Statement is furnished to stockholders of Terex Corporation (“Terex” or the “Company”) in connection with the solicitation of proxies by and on behalf of the Company’s Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., local time, on May 13, 2010, at the corporate offices of Terex Corporation, 200 Nyala Farm Road, Westport, Connecticut, and at any adjournments or postponements thereof (collectively, the “Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”).

As of March 17, 2010, the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting, the Company had outstanding 108,584,623 shares of common stock, $.01 par value per share (“Common Stock”).

Under rules and regulations of the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner of our Common Stock, we are furnishing proxy materials, which include our Proxy Statement and Annual Report, to our stockholders over the Internet and providing a Notice of Internet Availability of Proxy Materials by mail to all of our stockholders, other than to stockholders who previously elected to receive a printed copy of the proxy materials. Those stockholders that previously elected to receive printed proxy materials will each receive such materials by mail. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Instead, the Notice of Internet Availability of Proxy Materials will instruct you how you may access and review all of the important information contained in the proxy materials over the Internet. The Notice of Internet Availability of Proxy Materials also instructs you how you may submit your proxy via telephone or the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

We are mailing the Notice of Internet Availability of Proxy Materials to our stockholders on or about April 2, 2010.

Each share of Common Stock is entitled to one vote per share for each matter to be voted on at the Meeting.  Except for the election of directors of the Company, the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote is required for the approval of any matters voted upon at the Meeting.  In an uncontested election of directors, such as the election at the Meeting, each director shall be elected by a majority of the votes cast with respect to such director.

A quorum of stockholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock representing a majority of the aggregate number of votes entitled to be cast.  Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum.  With respect to all matters to be voted upon at the Meeting, abstentions will have the effect of a negative vote and broker non-votes will not be considered as votes cast and thus will have no effect on the outcome of the vote.

Proxy solicitations by the Board will be made by mail, by phone, via the Internet or by personal interviews conducted by officers or employees of the Company. All costs of solicitations, including (a) printing and mailing of the Notice of Internet Availability of Proxy Materials, (b) the printing and mailing of this Proxy Statement and accompanying material, (c) the reimbursement of brokerage firms and others for their expenses in forwarding solicitation material to the beneficial owners of the Company’s stock, and (d) supplementary solicitations to submit proxies, if any, will be borne by the Company.

How To Vote

In order that your shares of Common Stock may be represented at the Meeting, you are requested to vote your proxy using one of the following methods:

Via the Internet – You can vote your shares via the Internet as instructed in the Notice of Internet Availability of Proxy Materials.  The Internet procedures are designed to authenticate your identity to allow you to vote your shares and confirm that your instructions have been properly recorded. Internet voting facilities for stockholders of record are available 24 hours a day and will close at 11:59 p.m. (EDT) on May 12, 2010.

By Telephone – The Notice of Internet Availability of Proxy Materials includes a toll-free number you can call to request printed copies of proxy materials and instructions on how to vote by telephone. The printed proxy materials include a different toll-free number you may call for voting.

By Mail – Stockholders who receive a paper proxy card may elect to vote by mail and should complete, sign and date their proxy card and mail it in the pre-addressed envelope that accompanies the delivery of paper proxy cards. Proxy cards submitted by mail must be received by the time of the Meeting in order for your shares to be voted. Stockholders who hold shares beneficially in street name may vote by mail by requesting a paper proxy card according to the instructions contained in the Notice of Internet Availability of Proxy Materials received from your broker or other agent, and then completing, signing and dating the voting instruction card provided by the brokers or other agents and mailing it in the pre-addressed envelope provided.

Please note that this year the rules regarding how brokers may vote your shares have changed.  Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote.  The Company encourages you to provide instructions to your broker regarding the voting of your shares.

If you vote via the Internet, by telephone or by mailing a proxy card, we will vote your shares as you direct. For the election of directors, you can specify whether your shares should be voted for all, some or none of the nominees for director listed. With respect to the other items being submitted for stockholder vote, you may vote “for” or “against” any proposal or you may abstain from voting on any proposal.

If you submit a proxy via the Internet, by telephone or by mailing a proxy card without indicating your instructions, we will vote your shares consistent with the recommendations of our Board as stated in this Proxy Statement and in the Notice of Internet Availability of Proxy Materials, specifically in favor of our nominees for directors and in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If any other matters are properly presented at the Meeting for consideration, then our officers named on your proxy will have discretion to vote for you on those matters.  As of the date of the Notice of Internet Availability of Proxy Materials, we knew of no other matters to be presented at the Meeting.

Revocation of Proxies – Any stockholder giving a proxy has the right to attend the Meeting to vote his or her shares of Common Stock in person (thereby revoking any prior proxy).  Any stockholder also has the right to revoke the proxy at any time by executing a later-dated proxy, by telephone, via the Internet or by written revocation received by the Secretary of the Company prior to the time the proxy is voted.  All properly executed and unrevoked proxies delivered pursuant to this solicitation, if received at or prior to the Meeting, will be voted at the Meeting.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

PROPOSAL 1:  ELECTION OF DIRECTORS

At the Meeting, nine directors of the Company are to be elected to hold office until the Company’s next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.  Each director shall be elected by a majority of the votes of shares of Common Stock represented at the Meeting in person or by proxy cast with respect to such director. Unless marked to the contrary, the proxies received by the Company will be voted FOR the election of the nine nominees listed below, all of whom are presently members of the Board.

Each nominee has consented to being named in this Proxy Statement and to serve as a director if elected.  However, should any of the nominees for director decline or become unable to accept nomination if elected, it is intended that the Board will vote for the election of such other person as director as it shall designate.  The Company has no reason to believe that any nominee will decline or be unable to serve if elected.

In the event of an uncontested election, as is the case this year, any nominee for director who is a current director and receives less than a majority of the votes cast in person or by proxy at the Meeting shall offer to resign from the Board.  While the Board does not believe that in each such case a director should necessarily leave the Board, this presents an opportunity for the Board, through its Governance and Nominating Committee, to consider the resignation offer.

The information set forth below has been furnished to the Company by the nominees and sets forth for each nominee, as of March 25, 2010, such nominee’s name, business experience for at least the past five years, other directorships held and age.  There is no family relationship between any nominee and any other nominee or executive officer of the Company.  For information regarding the beneficial ownership of the Common Stock by the current directors of the Company, see “Security Ownership of Management and Certain Beneficial Owners.”

The Governance and Nominating Committee of the Board has nominated each of the following individuals based on various criteria, including, among others, a desire to maintain a balanced experience and knowledge base within the Board, the nominees’ personal integrity, independence, diversity, experience, sound judgment and willingness to devote necessary time and attention to properly discharge the duties of director, and the ability of the nominees to make positive contributions to the leadership and governance of the Company.

The Board recommends that the stockholders vote FOR the following nominees for director.

Name	Age	Positions and Offices with Company	First Year As Company Director

Ronald M. DeFeo	58	Chairman of the Board, Chief Executive Officer and Director	1993

G. Chris Andersen	71	Lead Director	1992

Paula H. J. Cholmondeley	62	Director	2004

Don DeFosset	61	Director	1999

William H. Fike	73	Director	1995

Thomas J. Hansen	61	Director	2008

David A. Sachs	50	Director	1992

Oren G. Shaffer	67	Director	2007

David C. Wang	65	Director	2008

Ronald M. DeFeo

Business Experience:    Ronald M. DeFeo joined the Company on May 1, 1992, was appointed President and Chief Operating Officer of the Company on October 4, 1993, Chief Executive Officer (“CEO”) of the Company on March 24, 1995 and Chairman of the Board on March 4, 1998. Mr. DeFeo relinquished the titles of President and Chief Operating Officer of the Company on January 3, 2007. Pursuant to an Amended and Restated Employment and Compensation Agreement between Mr. DeFeo and the Company, dated as of October 14, 2008 (the “DeFeo Agreement”), Mr. DeFeo is to remain Chief Executive Officer of the Company through December 31, 2012 and the Company will use its best efforts, consistent with generally accepted best corporate governance standards, to have Mr. DeFeo elected Chairman of the Board during this time.  Prior to joining the Company, Mr. DeFeo was a Senior Vice President of J.I. Case Company, the former Tenneco farm and construction equipment division, and also served as a Managing Director of Case Construction Equipment throughout Europe. While at J.I. Case, Mr. DeFeo was also a Vice President of North American Construction Equipment Sales and General Manager of Retail Operations. Mr. DeFeo serves as a director of Kennametal Inc. (a supplier of the Company).  Mr. DeFeo served as a director of United Rentals, Inc. (a customer of the Company) until June 2005.

Qualifications:  Mr. DeFeo has 18 years of management and operating experience with the Company.  Mr. DeFeo is well regarded in the industry having been named to the Association of Equipment Manufacturers (“AEM”) Hall of Fame and having served as the Chairman of AEM.  Based on his current role as CEO of the Company and his history with the Company and the industry, Mr. DeFeo provides the Board with skillful leadership and in-depth industry knowledge.

G. Chris Andersen

Business Experience:   G. Chris Andersen has been a merchant banker since 1996 and is currently a partner of G. C. Andersen Partners, LLC, a private merchant banking and advisory firm.  Previously, Mr. Andersen served as the non-executive Chairman of the Board of Directors of Millenium Cell Inc.

Qualifications:  Mr. Andersen has an extensive knowledge of global capital markets, mergers and acquisitions transactions and investment community concerns.  Based on his tenure with the Board, he also has an extensive knowledge of the Company that, in addition to his professional and other experiences, strengthens the Board’s collective knowledge, capabilities and experience.

Paula H. J. Cholmondeley

Business Experience:   Paula H. J. Cholmondeley was a private consultant on strategic planning from 2004 through 2009. Ms. Cholmondeley served as Vice President and General Manager of Sappi Fine Paper, North America from 2000 through 2004, where she was responsible for their Specialty Products division. Ms. Cholmondeley held senior positions with various other companies from 1980 through 1998, including Owens Corning, The Faxon Company, Blue Cross of Greater Philadelphia, and Westinghouse Elevator Company, and also served as a White House Fellow assisting the U.S. Trade Representative during the Reagan administration. Ms. Cholmondeley, a former certified public accountant, is an alumnus of Howard University and received a Masters Degree in Accounting from the University of Pennsylvania, Wharton School of Finance. Ms. Cholmondeley is also a director of Dentsply International Inc., Ultralife Corporation, Albany International Corp. and Minerals Technologies Inc., and is an independent trustee of Nationwide Mutual Funds.

Qualifications:  Ms. Cholmondeley has significant financial and operations experience with several international manufacturing companies, held executive positions where she was responsible for leading strategic planning and involved in preparing financial statements as the chief financial officer of a large insurance company.  As a result of these professional and other experiences, and as Ms. Cholmondeley is an African American female raised in the Caribbean, she brings diverse perspectives and experiences, which strengthens the Board.

Donald DeFosset

Business Experience:   Don DeFosset retired in 2005 as Chairman, President and Chief Executive Officer of Walter Industries, Inc., a diversified company with principal operating businesses in homebuilding and home financing, water transmission products and energy services.  Mr. DeFosset served since November 2000 as President and CEO, and since March 2002 as Chairman, of Walter Industries.  Previously, he was Executive Vice President and Chief Operating Officer of Dura Automotive Systems, Inc. (“Dura”), a global supplier of engineered systems, from October 1999 through June 2000.  Before joining Dura, Mr. DeFosset served as a Corporate Executive Vice President, President of the Truck Group and a member of the Office of Chief Executive Officer of Navistar International Corporation from October 1996 to August 1999.  Mr. DeFosset also serves as a director of National Retail Properties Inc., Regions Financial Corporation and EnPro Industries, Inc. Previously, Mr. DeFosset served as a director of James Hardie Industries N.V. from 2006 through 2008.

Qualifications:   Mr. DeFosset has considerable experience as a chief executive of a large diversified industrial company and as a senior executive of an international machinery manufacturer.  Based on his tenure with the Board, he has an extensive knowledge of the Company that, in addition to his professional and other experiences, strengthens the Board’s ability to perform its functions.

William H. Fike

Business Experience:   William H. Fike has been President of Fike & Associates, a consulting firm, since January 2000. Mr. Fike retired as the Vice Chairman and Executive Vice President of Magna International Inc., an automotive parts manufacturer based in Ontario, Canada, in February 1999. Prior to joining Magna International in August 1994, Mr. Fike was employed by Ford Motor Company from 1965 to 1994, where he served most recently as a Corporate Vice President and as President of Ford Europe.  Previously, Mr. Fike served as a director of Magna International from 1995 through 2007.

Qualifications:  Mr. Fike has substantial operations experience as a senior executive of a large international automotive manufacturer.  He also has substantial international operating experience, having lived and managed overseas businesses for many years.  Based on his tenure with the Board, he has an extensive knowledge of the Company that, in addition to his professional and other experiences, strengthens the Board’s collective knowledge, capabilities and experience.

Thomas J. Hansen

Business Experience:   Thomas J. Hansen is Vice Chairman of Illinois Tool Works Inc. (“ITW”), a manufacturer of fasteners and components, consumable systems and a variety of specialty products and equipment, and is responsible for ITW’s worldwide Automotive Components and Fastener, Fluids and Polymers, Industrial Metal and Plastic and Construction businesses. From 1998 until May 2006, Mr. Hansen served as Executive Vice President of ITW. Mr. Hansen joined ITW in 1980 as sales and marketing manager of the Shakeproof Industrial Products businesses and held several other positions with the company. Mr. Hansen is a member of the Northern Illinois University’s Executive Club, a member of the Economics Club of Chicago, is Chairman of the ITW Better Government Council, and is a former member of the Board of Trustees of MAPI (Manufacturers Alliance).

Qualifications:   Mr. Hansen is a senior executive of a large diversified industrial manufacturing company facing the same set of current external economic, social and governance issues as the Company.  He also has significant experience in the area of mergers and acquisitions.  As a result of these professional and other experiences, Mr. Hansen brings knowledge, experience and operational capabilities to the Board.

David A. Sachs

Business Experience:   David A. Sachs is a Senior Advisor in the Capital Markets Group and serves as an Investment Committee Member of Ares Management LLC, a firm he co-founded in 1997. Mr. Sachs has been an investment banker and investment manager since 1981.

Qualifications:   Mr. Sachs has extensive knowledge of global capital markets and is valuable to the Board’s discussions of the Company’s capital and liquidity needs.  Based on his tenure with the Board, he has an extensive knowledge of the Company that, in addition to his professional and other experiences, brings value and insight to the Company and the Board.

Oren G. Shaffer

Business Experience:   Oren G. Shaffer retired in 2007 as the Vice Chairman and Chief Financial Officer of Qwest Communications International Inc., a telecommunications provider, having served in that capacity from 2002 to 2007.  From 2000 to 2002, Mr. Shaffer was President and Chief Operating Officer of Sorrento Networks, a company which develops intelligent optical networking solutions for telecommunication applications, and was a consultant for SBC Corp., a provider of wireless service technology.  From October 1994 to January 2000, he served as Executive Vice President and Chief Financial Officer of Ameritech Corporation, a telecommunications company.  He also held various senior executive positions in the areas of operations, finance and strategy in his 25 years with Goodyear Tire & Rubber Co.  Mr. Shaffer also serves as a director of Belgacom SA and Intermec, Inc.

Qualifications:   Mr. Shaffer has chief financial officer experience at large international companies and operations experience at a large global manufacturing company.  He has significant experience with European businesses and is currently director of a Belgian-based telecommunications company.  As a result of these professional and other experiences, Mr. Shaffer strengthens the Board’s collective knowledge and capabilities.

David W. Wang

Business Experience:  David C. Wang is President of Boeing China Inc. and Vice President of International Relations of The Boeing Company (“Boeing”), a large aerospace company and a manufacturer of commercial jetliners and military aircraft, and has held these positions since November 2002. Prior to joining Boeing, Mr. Wang served as Chairman and CEO of General Electric China from 1997 to 2001.  Prior to that, Mr. Wang served in various positions of increasing responsibility with General Electric since 1980.  Mr. Wang is also a director of KLA-Tencor Corporation.

Qualifications:   Mr. Wang has substantial experience as a global manufacturing executive in the international and Chinese markets.  As Mr. Wang is a Chinese national, he brings a unique perspective to the Board in a key developing market in which the Company hopes to expand in the future.  As a result of these professional and other experiences, Mr. Wang provides a diverse outlook which adds to the Board’s collective ability to provide guidance to the Company and management.

Dr. Donald P. Jacobs is a current director of the Company who is not standing for election as a nominee for director at the Meeting.  Dr. Jacobs is Dean Emeritus and the Gaylord Freeman Distinguished Professor of Banking of the J.L. Kellogg School of Management at Northwestern University.  Prior to that, Dr. Jacobs was Dean of the Kellogg School. He presently teaches corporate governance, strategy and international business.  Given Dr. Jacobs’ extensive management experience and knowledge of the Company, Dr. Jacobs will continue as an advisor to the Company in the capacity of Director Emeritus.  In this role, Dr. Jacobs will be invited to attend and participate in all Board and Governance and Nominating Committee meetings, and must attend at least one Board and Governance and Nominating Committee meeting in person annually.  As Director Emeritus, Dr. Jacobs will not be entitled to a vote at such meetings.

Helge H. Wehmeier is a current director of the Company who is not standing for election as a nominee for director at the Meeting.

Board Meetings and Corporate Governance

The Board met 12 times in 2009 at regularly scheduled and special meetings, including telephonic meetings.  All of the directors in office during 2009 attended at least 75% of the meetings of the Board and all committees of the Board on which they served during 2009.  It is the Company’s policy, as stated in the Company’s Governance Guidelines (the “Guidelines”), that each director is expected to attend the annual meeting of stockholders.  All of the directors then in office attended the Company’s previous annual meeting of stockholders held on May 14, 2009.

Director Independence

It is the Company’s policy that the Board consists of a majority of directors who qualify as independent directors under the listing standards of the New York Stock Exchange (“NYSE”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the requirements of any other applicable regulatory authority, including the SEC.  The Board annually reviews the relationship of each director with the Company, and only those directors who the Board affirmatively determines have no material relationship with the Company are deemed to be independent directors.  The Guidelines specifically define what is deemed to be a material relationship between the Company and an independent director.  The following are the relationships that the Board considers in making its independence determination:

(i)	whether the director or any of his or her immediate family members is or was within the past five years an officer of the Company;

(ii)	whether the director is or was within the past five years an employee of the Company;

(iii)
whether the director or any of his or her immediate family members is or was during the past five years affiliated with, or employed by, any past or present auditor of the Company (or an affiliate thereof);

(iv)
whether the director or any of his or her immediate family members is or was within the past five years part of an interlocking directorate in which an executive officer of the Company serves or served on the compensation committee of a company that concurrently employs or employed the director or any of his or her immediate family members;

(v)
whether the director is an executive officer, a partner, member, of counsel or beneficial owner of more than ten percent (10%) of the equity interest of a customer of, or a supplier of goods or services (including without limitation any investment banking firm or law firm) to, the Company where the amount involved in any of the last three fiscal years exceeds certain thresholds;

(vi)
whether the director is an executive officer, a partner or beneficial owner of more than ten percent (10%) of the equity interest of a company to which the Company was indebted at the end of any fiscal quarter during the Company’s most recently completed fiscal year or current fiscal year in an amount in excess of five percent (5%) of the Company’s total consolidated assets at the end of such fiscal year;

(vii)	whether the director is an executive officer, a partner or beneficial owner of more than ten percent (10%) of the equity interest of a company which was indebted to the Company;

(viii)
whether the director or any of his or her immediate family members was indebted to the Company, other than in the ordinary course of business of the Company and the business of the director or the member of his or her immediate family, as applicable, at the end of any fiscal quarter during the Company’s most recently completed fiscal year or current fiscal year in an amount in excess of $100,000 at the end of such fiscal year;

(ix)
whether the director is affiliated with a tax exempt entity that within the preceding three years received the greater of (x) $1 million or (y) two percent (2%) of its consolidated gross revenues from the Company (based on the tax exempt entity’s most recently completed fiscal year);

(x)
whether the director or any of his or her immediate family members is during the current fiscal year or was during the most recently completed fiscal year a party to a transaction or series of similar transactions with the Company or its subsidiaries (excluding director fees, stock options and other director compensation), other than on arm’s-length terms where the amount involved is not material to either party;

(xi)
whether the director or any of his or her immediate family members received more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service within the past three years; and

(xii)
whether the director has any other relationships with the Company or the members of management of the Company that the Board has determined to be material and which are not described in (i) through (xi) above.

After consideration of all applicable matters, the Board determined, based on the above criteria, that none of the directors has a material relationship with the Company other than as a director or as a stockholder except for Mr. DeFeo, who is not an independent director.  Accordingly, the Board has determined that all of the nominees for director are independent directors except for Mr. DeFeo, who has been nominated to serve on the Board as a result of his position as Chief Executive Officer of the Company.

Director Compensation

Directors who are employees of the Company receive no additional compensation by virtue of being directors of the Company.  Outside directors receive compensation for their service as directors and reimbursement of their expenses incurred as a result of their service as directors.  See “Director Compensation” for a detailed description of director compensation, including the Company’s Common Stock ownership objective for outside directors.

Board Leadership Structure

The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, but the Company’s Chief Executive Officer, based on his proximity to the business, is in the best position to identify areas of focus for the Board and set the Board’s initial agenda.  The Board believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board, which is essential to effective governance.

One of the key responsibilities of the Board is to approve management’s strategic direction and hold management accountable for the execution of strategy once it is approved. The Board believes the combined role of Chairman and Chief Executive Officer, working collaboratively with an independent Lead Director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Since 2003, the Board has determined that, because the offices of Chairman and Chief Executive Officer have been combined in Mr. DeFeo, it has been desirable for the Company to have an independent director serve as Lead Director of the Board.  The Lead Director provides independent leadership and guidance to the Board.  The Lead Director acts as a liaison between senior management and the Board and provides guidance to senior management on issues that arise in between Board meetings.  In addition, the Lead Director presides at all executive sessions of the non-management directors and consults with Mr. DeFeo on the setting of the Board agenda.  Mr. Andersen was appointed Lead Director in 2006.  While the Board believes that generally no director should serve as Lead Director for more than three consecutive years, the Board reserves the right to make exceptions to this process.  The Board annually elects a Lead Director for the succeeding one-year period.

Risk Oversight

Management is responsible for identification of key risks and for development and implementation of processes for the mitigation and monitoring of risks.  Management provides a comprehensive enterprise risk management assessment to the Board annually that describes the most significant risks facing the Company, measures the relative magnitude of the risks, identifies the risk owners for each major risk and describes the improvement plans surrounding each major risk.  The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks.  While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through direct presentations and committee reports about such risks.  The Audit Committee oversees management of financial risks, financial controls, internal audit and potential conflicts of interest. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s human resources and executive compensation plans and arrangements. The Governance and Nominating Committee manages risks associated with the independence of the Board of Directors and receives regular updates from the Company’s Chief Ethics and Compliance Officer on compliance risks. The Corporate Responsibility and Strategy Committee oversees management of risks associated with strategy, and environmental, health and safety matters.

In addition, the Board reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each, on a regular basis. In addition, commencing in 2010, management will engage in an in-depth review and dialogue with the Board with respect to the most significant risks facing the Company on a rotating basis at each Board meeting.

Corporate Governance Principles

The Board and the Governance and Nominating Committee annually review the Company’s corporate governance policies and practices and the Guidelines.  The Board believes that the Guidelines effectively assist the Board in the exercise of its duties and responsibilities and serve the best interests of the Company.  These Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management levels, with a view to achieving strategic objectives of the Company while enhancing stockholder value over the long term.  The Board and the Governance and Nominating Committee will continue to review the Guidelines annually and may make changes as they determine are necessary and appropriate, including changes that may be necessary to comply with new or proposed laws, rules or regulations issued by the SEC and the NYSE.  A copy of the Guidelines is available at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.” In addition, a copy of the Guidelines is available in print, without charge, to any stockholder who requests these materials from the Company.

Directors have complete access to management and the Company’s outside advisors, and senior officers and other members of management frequently attend Board and committee meetings at the discretion of the Board.  It is the policy of the Board that non-management directors also meet privately in executive sessions without the presence of any members of management at each regularly scheduled meeting of the Board and at such other times as the Board shall determine.  In addition, the Board may retain and have access to independent advisors of its choice with respect to any issue relating to its activities, and the Company pays the expenses of such advisors.

If you wish to communicate with the non-management directors of the Board, you may correspond by filing a report through Ethicspoint, 24 hours a day, 7 days a week, via the Internet at www.ethicspoint.com or by calling, toll free, (877) 584-8488 or 1-877-ETHICSP.  Reports should be submitted under the category “Director Communications.”  Ethicspoint is an independent third-party provider retained by the Company to offer a comprehensive, confidential and, upon request, anonymous reporting system for receiving communications, complaints and grievances.  All communications received by Ethicspoint are relayed to the Board.

Board Committees

The Board has an Audit Committee, Compensation Committee, Corporate Responsibility and Strategy Committee, and Governance and Nominating Committee.

Audit Committee Meetings and Responsibilities

The Audit Committee of the Board consists of Messrs. DeFosset (chairperson), Hansen, Jacobs, Shaffer and Wehmeier, each of whom is independent as defined in the listing standards of the NYSE and under the Exchange Act.  The Audit Committee met 15 times during 2009.

Each member of the Audit Committee is required to be financially literate or must become financially literate within a reasonable time after appointment to the Audit Committee, and at least one member of the Audit Committee must have accounting or related financial management expertise.

The Board, in its business judgment, believes that each of the current members of the Audit Committee is financially literate and that each of its members has accounting or financial management expertise: Mr. DeFosset through his business experience as a corporate executive, his involvement in preparing financial statements at various public companies and particularly his experience as a Chief Executive Officer of a public company; Mr. Hansen through his business experience as a corporate executive and his involvement in preparing financial statements as a senior executive of a large multinational company; Dr. Jacobs through his years of experience teaching business, finance, management and accounting at the graduate level, as well as serving as a chairman of the public review board of a national accounting firm and as Chairman of the board of directors of Amtrak; Mr. Shaffer through his extensive experience and involvement in preparing financial statements as the Chief Financial Officer of a large public company; and Mr. Wehmeier through his business experience as a corporate executive and his involvement in preparing financial statements as a senior executive, including as a Chief Executive Officer, of a large multinational company.  The Board has determined that each of Mr. DeFosset, Dr. Jacobs, and Mr. Shaffer is an “audit committee financial expert,” as such term is defined under the regulations of the SEC.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by meeting regularly with the Company’s independent registered public accounting firm and operating and financial management personnel.  The Audit Committee reviews the audit performed by the Company's independent registered public accounting firm and reports the results of such audit to the Board.  The Audit Committee reviews the Company’s annual financial statements and all material financial reports provided to the stockholders and reviews the Company’s internal auditing, accounting and financial controls.

As stated in the Audit Committee Charter, the Audit Committee also reviews related party transactions and any other matters pertaining to potential conflicts of interest or adherence to the Company’s standards of business conduct.  Related party transactions must be approved by the Audit Committee, who will approve the transaction only if they determine that it is in the best interests of the Company. In considering the transaction, the Audit Committee will consider all relevant factors, including, as applicable: (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related party transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the Company.

The Audit Committee is also responsible for appointing, setting compensation for, and overseeing the work of, the Company’s independent registered public accounting firm.  The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.  On an annual basis, or more frequently as needed, the Chief Financial Officer of the Company provides the Audit Committee an estimate for the services needed and seeks pre-approval of such services from the Audit Committee.  The Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence.  The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

Requests for pre-approval for services must be detailed as to the services to be provided and the estimated total cost and must be submitted to the Company’s Chief Financial Officer. The Chief Financial Officer then determines whether the services requested fall within the guidance of the Audit Committee as to the services eligible for pre-approval.  If the service was not of a type that was already pre-approved or the estimated cost would exceed the amount already pre-approved, then the Chief Financial Officer seeks pre-approval of the Audit Committee on a timely basis.

The Audit Committee operates under a written charter adopted by the Board that complies with all applicable requirements of the SEC and the NYSE.  A copy of the Audit Committee Charter is available at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.” In addition, a copy of the charter is available in print, without charge, to any stockholder who requests this material from the Company.  This charter sets out the responsibilities, authority and duties of the Audit Committee.

See “Audit Committee Report” for a discussion of the Audit Committee’s review of the audited financial statements of the Company for the Company’s fiscal year ended December 31, 2009.

Compensation Committee Meetings and Responsibilities

The Compensation Committee of the Board consists of Messrs. Sachs (chairperson), DeFosset, Fike, Shaffer and Wang, each of whom is independent as defined in the listing standards of the NYSE.   Each member of the Compensation Committee must have a basic understanding of the components of executive compensation and the role of each component as part of a comprehensive program linking compensation to corporate and individual performance in support of the Company’s objectives. The Compensation Committee met 11 times during 2009.

The Compensation Committee assists the Board in its responsibilities regarding compensation of the Company’s senior executives and outside directors, including overall responsibility for approving, evaluating and modifying the Company’s plans, policies and programs for compensation of key management personnel.  The Compensation Committee establishes compensation arrangements for executive officers and for certain other key management personnel.

The Compensation Committee operates under a written charter adopted by the Board that complies with all applicable requirements of the NYSE.  A copy of the Compensation Committee Charter is available at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.” In addition, a copy of the charter is available in print, without charge, to any stockholder who requests this material from the Company.  This charter sets out the responsibilities, authority and duties of the Compensation Committee.  The charter does not provide for any delegation of the Compensation Committee’s duties.

See “Compensation Discussion and Analysis” for a description of the Company’s executive compensation philosophy and executive compensation program, including a discussion of how the compensation of the Company’s executive officers was determined.

Compensation Risk Assessment

The Company conducted a risk assessment of its compensation policies and practices for its employees, including those related to its executive compensation programs.  The findings of the risk assessment were discussed with the Compensation Committee. Based upon the assessment, the Company believes that its compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee served as one of the Company’s officers or employees during 2009 or was formerly an officer of the Company. None of the Company’s executive officers served as a member of the compensation committee of any other company that has an executive officer serving as a member of the Board or Compensation Committee during 2009. None of the Company’s executive officers served as a member of the board of directors of any other company that has an executive officer serving as a member of the Compensation Committee during 2009.

Corporate Responsibility and Strategy Committee Meetings and Responsibilities

The Corporate Responsibility and Strategy Committee of the Board consists of Ms. Cholmondeley (chairperson), and Messrs. Fike, Sachs and Wang, each of whom is independent as defined in the listing standards of the NYSE.  The Corporate Responsibility and Strategy Committee met six times during 2009.

The Corporate Responsibility and Strategy Committee assists the Board in fulfilling its oversight responsibility of the Company’s citizenship responsibilities, as well as preliminarily reviewing management’s long-term strategic planning, including potential acquisitions and divestitures. The Committee assesses policies and activities of the Company in light of the interests of the Company’s stockholders and the ethical principles expected of a socially responsible corporation.  The Committee also reviews the Company’s employee health and safety performance, product safety function and the environmental impact of the Company’s facilities.

The Corporate Responsibility and Strategy Committee operates under a written charter adopted by the Board.  A copy of the Corporate Responsibility and Strategy Committee Charter is available at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.” In addition, a copy of the charter is available in print, without charge, to any stockholder who requests this material from the Company.  This charter sets out the responsibilities, authority and duties of the Corporate Responsibility and Strategy Committee.

Governance and Nominating Committee Meetings and Responsibilities

The Governance and Nominating Committee of the Board consists of Messrs. Wehmeier (chairperson), Hansen and Jacobs and Ms. Cholmondeley, each of whom is independent as defined in the listing standards of the NYSE.  The Governance and Nominating Committee met five times during 2009.

The Governance and Nominating Committee plays a central role in planning the size and composition of the Board, developing criteria and implementing the process of identifying, screening and nominating candidates for election to the Board, recommending corporate governance guidelines and actions to improve corporate governance and evaluating individual director and full Board performance.  The Governance and Nominating Committee is also responsible for overseeing a review and assessment of the performance of the Board and its committees at least annually, including establishing the evaluation criteria and implementing the process for evaluation.  The Governance and Nominating Committee, as well as the Board as a whole, does a self-assessment of its performance annually, including with respect to the nomination process.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Governance and Nominating Committee applies the criteria set forth in the Guidelines and gives strong consideration to a wide range of diversity factors as a matter of practice when evaluating director nominees, such as race, gender, age, national origin, work experience and tenure with the Company.  These criteria include the candidate’s independence, integrity, diversity, experience, sound judgment in areas relevant to the Company’s businesses, and willingness to commit sufficient time to the Board, all in the context of an assessment of the perceived needs of the Board at that point in time.  Maintaining a balanced experience and knowledge base within the total Board includes considering whether the candidate: (i) is a CEO in companies engaged in capital and industrial goods industries; (ii) has significant executive management experience for multinational business operations; (iii) has extensive knowledge and experience in financial services and capital markets; (iv) has substantial knowledge of the Company and its business; and (v) has unique knowledge and experience and can provide significant contributions to the Board’s effectiveness.  The Board does not have a formal policy regarding director diversity, but considers how the differences in its directors’ backgrounds broaden its business perspective.  All candidates for director are reviewed in the same manner, regardless of the source of the recommendation. For details on how stockholders may submit nominations for directors, see “Stockholder Proposals.”

The Governance and Nominating Committee operates under a written charter adopted by the Board that complies with all applicable requirements of the NYSE.  A copy of the Governance and Nominating Committee Charter is available at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.” In addition, a copy of the charter is available in print, without charge, to any stockholder who requests this material from the Company.  This charter sets out the responsibilities, authority and duties of the Governance and Nominating Committee.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each person known by the Company to own beneficially more than 5% of the Company’s Common Stock, by each director, by each director nominee, by each executive officer of the Company named in the summary compensation table below, and by all directors and executive officers as a group, as of March 1, 2010 (unless otherwise indicated below).  Each person named in the following table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.  Shares of Common Stock that any person has a right to acquire within 60 days after March 1, 2010, pursuant to an exercise of options or otherwise, are deemed to be outstanding for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table.

NAME AND ADDRESS OF BENEFICIAL OWNER (1)	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (2)		PERCENT OF CLASS

BlackRock, Inc.	9,875,384	(3)	9.1%
40 East 52nd Street
New York, NY 10022

Wellington Management Company, LLP	7,569,883	(4)	7.0%
75 State Street
Boston, MA 02109

Eton Park (as defined below)	6,750,000	(5)	6.2%
399 Park Avenue, 10th Floor
New York, NY 10022

G. Chris Andersen	206,444	(6)	*

Paula H. J. Cholmondeley	14,860		*

Ronald M. DeFeo	1,466,789	(7)	1.3%

Don DeFosset	79,549	(8)	*

William H. Fike	107,941	(9)	*

Thomas J. Hansen	12,150		*

Dr. Donald P. Jacobs	60,585	(10)	*

David A. Sachs	364,369	(11)	*

Oren G. Shaffer	19,986		*

David C. Wang	12,812		*

Helge H. Wehmeier	45,159		*

Phillip C. Widman	287,607	(12)	*

Thomas J. Riordan	346,030		*

Stoyan (Steve) Filipov	100,850	(13)	*

Richard Nichols	134,281	(14)	*

All directors and executive officers	3,897,500	(15)	3.6%
as a group (20 persons)

*	Amount owned does not exceed one percent (1%) of the class so owned.

(1)	Unless indicated otherwise, each person’s principal address is c/o Terex Corporation, 200 Nyala Farm Road, Westport, CT 06880.

(2)
Certain executive officers and directors maintain margin securities accounts, and the positions held in such margin accounts, which may from time to time include shares of Common Stock, are pledged as collateral security for the repayment of debit balances, if any, in the accounts.  At March 1, 2010, no executive officer or director had debit balances in such accounts.

(3)
Blackrock, Inc. (“Blackrock”) filed a Schedule 13G, dated January 20, 2010, disclosing the beneficial ownership of 9,875,834 shares of Common Stock.  This includes Blackrock having sole voting power over 9,875,834 shares of Common Stock and sole dispositive power over 9,875,834 shares of Common Stock.

(4)
Wellington Management Company, LLP (“Wellington”) filed a Schedule 13G, dated February 12, 2010, disclosing the beneficial ownership of 7,569,883 shares of Common Stock.  This includes Wellington having shared voting power over 5,285,593 shares of Common Stock and shared dispositive power over 7,569,883 shares of Common Stock.

(5)
Eton Park Fund, L.P., Eton Park Master Fund, Ltd., Eton Park Associates, L.P., Eton Park Capital Management, L.P. and Eric M. Mindich (collectively, “Eton Park”) filed a Schedule 13G, dated December 31, 2009, disclosing the beneficial ownership of 6,750,000 shares of Common Stock.  This includes Eton Park having shared voting power over 6,750,000 shares of Common Stock and shared dispositive power over 6,750,000 shares of Common Stock.

(6)	Includes 5,174 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(7)
Includes 167,202 shares that are owned indirectly by Mr. DeFeo through a grantor retained annuity trust.  Also includes 333,230 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(8)	Includes 2,587 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(9)	Includes 48,464 shares that are owned indirectly by Mr. Fike through a grantor trust. Also includes 2,587 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(10)	Includes 13,826 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(11)
Includes 7,800 shares of Common Stock owned by Mr. Sachs’ wife. Mr. Sachs disclaims the beneficial ownership of such shares. Also includes 27,524 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(12)	Includes 47,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(13)	Includes 12,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(14)	Includes 36,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(15)	Includes 597,293 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

EXECUTIVE OFFICERS

The following table sets forth, as of March 25, 2010, the respective names and ages of the Company’s executive officers, indicating all positions and offices held by each such person. Each officer is elected by the Board to hold office for one year or until his or her successor is duly elected and qualified.

NAME	AGE	POSITIONS AND OFFICES WITH COMPANY

Ronald M. DeFeo	58	Chairman of the Board, Chief Executive Officer and Director

Thomas J. Riordan	53	President and Chief Operating Officer

Phillip C. Widman	55	Senior Vice President and Chief Financial Officer

Eric I Cohen	51	Senior Vice President, Secretary and General Counsel

Brian J. Henry	51	Senior Vice President, Finance and Business Development

Kevin A. Barr	50	Senior Vice President, Human Resources

Richard Nichols	48	President, Terex Cranes

Timothy A. Ford	48	President, Terex Aerial Work Platforms

Stoyan (Steve) Filipov	41	President, Developing Markets and Strategic Accounts

George Ellis	49	President, Terex Construction

For information regarding Mr. DeFeo, refer to the section above titled “Election of Directors.”

Thomas J. Riordan became President and Chief Operating Officer (“COO”) of the Company on January 3, 2007.  Prior to joining the Company, Mr. Riordan was Executive Vice President and Chief Operating Officer of SPX Corporation, a diversified global industrial manufacturer.  From 1996 to 2006, he held a number of positions of increasing responsibility at SPX, resulting in his appointment as Executive Vice President and COO of SPX.  Prior to joining SPX, he was President of Portland, Oregon based Consolidated Sawmill Machinery International.  Prior to that, Mr. Riordan held a series of manufacturing and management positions of increasing responsibility with J.I. Case and Borg-Warner Automotive.

Phillip C. Widman was appointed Senior Vice President and Chief Financial Officer of the Company on September 16, 2002. Prior to joining the Company, Mr. Widman served as Executive Vice President, Chief Financial Officer of Philip Services Corporation (“Philip Services”), an industrial outsourcing and metal services company, from 1998 to 2001, and as an independent consultant from 2001 to 2002. Prior to joining Philip Services, Mr. Widman worked at Asea Brown Boveri Ltd. (“ABB”) for eleven years in various financial and operational capacities in the transportation, power generation and power distribution businesses. During his last two years at ABB, he served as Vice President, Chief Financial Officer and Supply Management of its diverse businesses in the United States. Additionally, Mr. Widman’s experience includes 12 years with Unisys Corporation in a variety of financial roles.  Mr. Widman serves as a director of The Lubrizol Corporation and Sturm, Ruger & Co., Inc.

Eric I Cohen became Senior Vice President, Secretary and General Counsel of the Company on January 1, 1998. Prior to joining the Company, Mr. Cohen was a partner with the New York City law firm of Robinson Silverman Pearce Aronsohn & Berman LLP (which firm has since merged with Bryan Cave LLP) since January 1992 and was an associate attorney with that firm from 1983 to 1992.

Brian J. Henry was appointed Senior Vice President, Finance and Business Development on October 18, 2002. Mr. Henry previously held the positions of Vice President, Finance and Business Development, Vice President-Finance and Treasurer, and Vice President-Corporate Development and Acquisitions. Mr. Henry also served as the Company’s Director of Investor Relations. Mr. Henry has been employed by the Company since 1993. From 1990 to 1993, Mr. Henry was employed by KCS Industries, L.P. and its predecessor, KCS Industries, Inc., an entity that until December 31, 1993, provided administrative, financial, marketing, technical, real estate and legal services to the Company and its subsidiaries.

Kevin A. Barr was named Senior Vice President, Human Resources of the Company on January 3, 2006.  Prior to that, Mr. Barr had been serving as Vice President, Human Resources of the Company since September 25, 2000.  Prior to joining the Company, Mr. Barr served as Vice President-Human Resources at DBT Online since 1998. From 1995 to 1998, Mr. Barr was at Nabisco, Inc. as Vice President-Human Resources, Asia/Pacific. Prior to that, Mr. Barr served as Vice President-Human Resources, Asia/Pacific and Latin America with Dun and Bradstreet Corporation from 1990 to 1995, and in various human resources executive positions at Chase Manhattan Bank, N.A. from 1981 to 1990.

Richard Nichols was named President, Terex Cranes on January 16, 2008.  At that time, Mr. Nichols had been serving as President, Terex Materials Processing & Mining since January 23, 2004. Prior to that, Mr. Nichols served as the Company’s Vice President and General Manager, Infrastructure since April 2003. Mr. Nichols previously held the position of Vice President and General Manager of Terex Mining Trucks since joining the Company in October 2000. Prior to joining the Company, Mr. Nichols spent 15 years in the aerospace industry at Honeywell International Inc. in various senior management positions.

Timothy A. Ford became President, Terex Aerial Work Platforms on October 2, 2006.  Prior to joining the Company, since 2005, Mr. Ford was Executive Vice President of The Toro Company, a lawn care and turf maintenance product and service provider.  Previous to that, Mr. Ford held various senior executive positions with The Toro Company since 2001.  Prior to that, he held various senior management positions with Honeywell International Inc. from 1998 through 2001.  Mr. Ford began his career at General Electric Company in 1985.

Stoyan (Steve) Filipov was named President, Developing Markets and Strategic Accounts on January 16, 2008.  Prior to that, Mr. Filipov had been serving as President, Terex Cranes since January 1, 2004. At that time, Mr. Filipov had been serving as President of the international operations for Terex Cranes since July 1, 2002. Prior to that, Mr. Filipov held various other positions with a number of the Company’s international businesses. Mr. Filipov started with the Company on September 1, 1995 as Export Manager for one of the Company’s crane operations in France.

George Ellis became President, Terex Construction on October 1, 2009.  At that time, Mr. Ellis had been serving as Senior Vice President, Terex Business System, with additional responsibilities leading the Company’s Roadbuilding, Manufacturing Services and Health Safety & Environment organizations.  Prior to that, he was Vice President and General Manager of the Terex Utility group.  Mr. Ellis joined Genie Industries as a site director in 2000 and after the Terex acquisition of Genie Industries in 2002, he became General Manager of the Southaven operation of Terex Construction.  Prior to joining Genie Industries, Mr. Ellis held leadership positions at General Electric Company, the Pratt & Whitney division of United Technologies Corporation, and PPG Industries, Inc.

Code of Ethics and Conduct

The Company has adopted a code of ethics and conduct that applies to all of its directors and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer, among others.  This code of ethics and conduct is a set of written standards reasonably designed to deter wrongdoing and to promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the code.  The Company periodically reviews, updates and revises its code of ethics and conduct when it considers appropriate.  A copy of the current code of ethics and conduct is available at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.” In addition, a copy of the code of ethics and conduct is available in print, without charge, to any stockholder who requests this material from the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy

The objectives of the Company’s executive compensation program are to: (i) attract and retain executives with the skills critical to the long-term success of the Company; (ii) motivate and reward individual and team performance in attaining business objectives and maximizing stockholder value; and (iii) link a significant portion of compensation to achieving performance goals and appreciation in the total stockholder return of the Company, so as to align the interests of the executives with those of the stockholders.  The Compensation Committee (the “Committee”) aims to achieve the proper balance between individual goals, the corporate strategic plan, enhancing stockholder value and stockholder interests.  The Committee believes that its objectives of pay-for-performance and retention should be appropriately balanced even in periods of temporary downturns, so that programs should continue to ensure that successful, high-achieving executives will remain motivated and committed to the Company during all phases of the business cycle.

The executive compensation program has three principal components: short-term compensation (salary and annual bonus), long-term incentive compensation and post-employment compensation, each of which is described below.  While the components of compensation are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual executive.  The Committee annually reviews all components of an executive officer’s compensation, including the CEO’s, which includes a detailed review of an executive’s salary, bonus, long-term incentives, realized and unrealized equity gains, dollar value of perquisites received, earnings and accumulated payments under the Company’s deferred compensation plan, projected payments under the Company’s supplemental executive retirement plans and tally sheets setting forth the amounts that would be paid under various termination events.  Examples of this review are described throughout the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement.  Consideration is given to the executive’s overall responsibilities, professional qualifications, business experience, job performance, technical expertise and career potential, as well as the combined value of these factors to the Company’s immediate and long-term strategic goals and performance.

Compensation is based on the level of job responsibility, individual performance, and Company performance.  As executives progress to higher levels in the Company, an increasing proportion of their pay is linked to Company performance and stockholder returns, because in these roles the executives have a greater ability to affect the Company’s results.  The Committee believes that generally more than half of an executive’s total compensation opportunity should be aligned with the performance of the Company.  Therefore, an executive officer will receive a significant portion of his or her target compensation in annual bonus and long-term incentive awards, a majority of which is linked to the performance of the Company.  The allocation in compensation between current and long-term compensation is based on employment market conditions with an emphasis on attraction and retention, as well as attempting to motivate executive officers to achieve excellent results.  Typically, an executive will receive less than half of his/her total target compensation opportunity in salary.  Generally, as an executive has greater responsibility within the Company, salary will be a less significant portion of the executive’s total target compensation.

To meet these objectives, the Company designs its total compensation program to be motivational and competitive with the programs of other corporations of comparable revenue size, corporations in the same industry, corporations with which the Company competes for executives, and other manufacturing corporations that may not be in the same industry as the Company but that provide similar returns to their stockholders (the “Benchmark Companies”).  The companies currently comprising the Benchmark Companies are:

3M Company	Eaton Corporation	Oshkosh Corporation
AGCO Corporation	FMC Technologies, Inc.	PACCAR Inc.
Astec Industries, Inc.	General Electric Company*	Parker-Hannifin Corporation
Bucyrus International, Inc.	Honeywell International Inc.*	Rockwell Automation, Inc.
Caterpillar Inc.	Illinois Tool Works Inc.	Sauer-Danfoss Inc.
Cameron International Corporation	Ingersoll-Rand Company Limited	Textron Inc.
Cummins Inc.	ITT Corporation	The Black & Decker Corporation
Danaher Corporation	Johnson Controls, Inc.*	The Manitowoc Company, Inc.
Deere & Company	Joy Global Inc.	United Technologies Corporation*
Dover Corporation	Masco Corporation

* The Benchmark Companies that are denoted with an asterisk are companies that are used to benchmark the compensation of the heads of certain of the Company’s business units, but are not used to benchmark the compensation of the Company’s corporate functional executives or its CEO.

Executive Compensation Program

Each year the Committee, which is comprised entirely of independent directors, determines the Company’s executive compensation arrangements, with guidance from outside compensation consultants to the Committee.  The Committee has the sole authority to hire and dismiss the outside compensation consultants to the Committee.  For 2009, the Committee retained Hewitt Associates, LLC (“Hewitt”), an independent, outside consultant, to support it in determining the compensation of the Company’s executive officers, including its CEO.  Hewitt was not given a narrow list of instructions, but rather was engaged to provide the Committee with any and all information and advice that might assist the Committee in performing its duties and analyzing executive pay packages.  Hewitt provided the Committee with compensation data that it utilized in making its decisions. The Committee relied on both Hewitt and the Company’s human resources department for support in its work.  In accordance with the Guidelines, the Committee’s compensation consultant did not provide the Company with any other services other than providing the Company with survey compensation data for certain of its non-executive officers that is comparable to the data provided for the Company’s executive officers.

In February 2010, Hewitt spun-off a portion of its executive compensation practice into a separate, independent entity named Meridian Compensation Partners, LLC (“Meridian”).  The Committee retained Meridian as its independent compensation consultant in February 2010.

The CEO plays an integral role, in conjunction with the Committee, in determining the compensation of the other executive officers of the Company.  In addition, the CEO and the COO annually evaluate each of the Company’s senior executives that report to them.  This assessment includes setting goals for the coming year for each senior executive and periodically evaluating the senior executive’s performance against the goals for the prior year.  Consistent with the Committee’s charter, the CEO then makes recommendations to the Committee regarding the performance goals and the compensation of the Company’s senior executives.  Typically, the CEO also makes recommendations to the Committee regarding salary increases, bonus targets and amounts, and equity grants for each of the other executive officers of the Company.  These recommendations are made after the CEO’s review of compensation materials provided by the Committee’s compensation consultant.

In response to a stockholder inquiry on “say on pay”, the Board has determined that it will be amending the Guidelines to provide, effective in 2011, a mechanism to receive annual feedback from its stockholders on its executive compensation practices.  The intention of the Board in instituting this mechanism is to allow for effective interaction between the Committee and the Company’s stockholders on compensation matters.

Internal Pay Equity

As is the case with many companies, the Company relies more heavily on the management and leadership skills of its Chairman and CEO than its other named executive officers.  Mr. DeFeo has been with the Company since 1992, has been CEO since 1995 and Chairman since 1998, and has overseen the transformation of Terex during that time.  As a result, Mr. DeFeo receives a significantly greater amount of compensation than the other named executive officers.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits to $1 million a year the deduction that a publicly held corporation may take for compensation paid to its chief executive officer and the three other most highly compensated employees other than the chief financial officer, unless the compensation is “performance-based.” Performance-based compensation must be based on the achievement of pre-established, objective performance goals under a plan approved by stockholders.

In order to reduce or eliminate the amount of compensation that would not qualify for a tax deduction should the compensation of the CEO or any other executive officer exceed $1 million in any year, the Company’s 2009 Omnibus Incentive Plan (the “2009 Plan”), 2004 Annual Incentive Compensation Plan (the “2004 Plan”), 2000 Incentive Plan (the “2000 Plan”) and 1996 Long Term Incentive Plan (the “1996 Plan”) were submitted to and previously approved by the Company’s stockholders, so that amounts earned thereunder by certain employees will qualify as performance-based.

Short-Term Compensation

Salary

Salary is determined by evaluating the responsibilities of the position held, the individual’s past experience in his/her current position, current performance, future potential and the competitive marketplace for executive talent.  The Company’s objective is to provide its executive officers with competitive salaries that are, on average, at or slightly below the median of the Benchmark Companies.  Salaries are reviewed annually to ensure that strong performance is reflected in any increase in an executive’s base salary level.  The Committee believes that salary ranges for the Company’s executive officers in 2009 were, in the aggregate, slightly above the 50th percentile of the Benchmark Companies.

In December 2008, the Committee determined, based upon recommendations from the CEO and management, that it would not be increasing base salaries for the executive ranks of the Company in 2009.  This was in recognition of the challenging market conditions that the Company faced, along with the uncertainty of the 2009 global economic outlook.  As a result of continued market weakness, in March 2009, the Company implemented a program that resulted in the base salaries for its executive officers being reduced by 10%, and by 5% - 10% for its non-executive officers, for the remainder of 2009.  This program included granting of additional vacation days.  The salary reductions did not affect other compensation and benefit programs, such as targets for bonus compensation, pension plan calculations and certain other items, which continued to be based upon the applicable base salary prior to the reduction.

In December 2009, the Committee determined, based upon recommendations from the CEO and management, that the base salary levels of its executive and non-executive officers who experienced these reductions would be restored effective with the first full pay period beginning on or after January 1, 2010. Mr. DeFeo, the Company’s Chairman and CEO, voluntarily determined that he would not return to his previous base salary level until it is more fully assured that the Company is on the path to financial recovery.  The restoration of the CEO’s salary will be determined by the Committee.

As more fully described below, effective January 1, 2010, the Company eliminated substantially all perquisites that applied only to its executive officers.  While there were generally no base salary increases in 2009 for executive officers, to compensate for the loss of these perquisites, the Committee approved a one-time base salary adjustment for each of the Company’s executive officers in an amount substantially comparable to the perquisites eliminated.

Annual Cash Bonus

In addition to salary, each executive officer is eligible for an annual cash bonus under the 2009 Plan, which was adopted by the Board and the stockholders of Terex in 2009.  Bonus payouts are based upon the Company’s performance and the executive’s individual performance, both measured against previously determined targets.  The individual targets include both financial and non-financial metrics, and contain individual and Company performance measures.  The CEO’s bonus target is two times his base salary.  The bonus targets of the other executive officers generally range from 50% - 100% of their base salary.

The Company’s objective is to provide its executive officers with a competitive bonus opportunity that is generally within the third quartile of bonus target percentage ranges for the Benchmark Companies.  The objective of the management annual incentive bonus program is to provide bonus opportunity and reward executives when their actions drive the overall performance of the Company.  While there is downside risk to the executive in having a performance component that can result in no bonus, there is also an upside opportunity if the Company and the individual both perform well.  This meets the Committee’s objective that superior performance that adds value to the Company should be rewarded and performance that does not meet expectations should have significant negative consequences.  The Committee, in its sole discretion, may increase, decrease or eliminate the payment of a bonus to any executive officer who is not a Covered Employee (as defined in Section 162(m) of the Code) under certain extraordinary events in accordance with the bonus plan.

For performance that meets the pre-determined objectives, the executive would receive 100% of the bonus target.  For performance that fails to meet the pre-determined objectives, but which is within a satisfactory range of achievement, the executive would receive less than 100% of the bonus target, with the actual payment amount corresponding directly with the level of achievement under the predetermined target.  Alternatively, for performance that exceeds the pre-determined objectives, the executive would receive greater than 100% of the bonus target, with the actual payment amount corresponding directly with the level of achievement in excess of the predetermined target.  For each 1% increase or decrease in attainment above or below the target performance level, the payment will increase or decrease by 2.5% from the target payout level.  For attainment at or above 120% of the target performance level, the payment will be capped at 150% of the target payout level.  If attainment is at 80% of the target performance level, the payout will be 50% of the target payout level.  For attainment below 80% of the target performance level, no payout will be earned.

In 2009, for executive officers with corporate functional responsibilities who reported directly to the Company’s CEO or COO, 60% of the bonus target was based upon an after-tax return on invested capital (“ROIC”) measurement determined at the overall Terex level and the other 40% was based on individual performance areas under the individual’s control and influence. For 2009, the targeted ROIC value was 14.3%, which was based upon the 2009 budgeted operating forecast of the Company, approved by the Board in December 2008, and was not adjusted to reflect the disposition of the Company’s Mining business.

The Committee historically has used ROIC as one of the primary measures to assess operational performance, as it measures how effectively the Company uses money invested in its operations, and the Committee believes this is a metric that is strongly aligned to stockholder interests.  For example, ROIC highlights the level of value creation when compared to the Company’s cost of capital.  The after tax measurement of ROIC is important because the Committee believes tax performance is an important component of the Company’s overall performance. ROIC is determined by dividing the sum of net operating profit for continuing and discontinued operations after tax for each of the previous four quarters by the average of the sum of total stockholders’ equity plus debt less cash and cash equivalents for the previous five quarters.  The Committee believes that earnings from discontinued operations, as well as the net assets that comprise that operations invested capital, should be included in this calculation because it captures the financial returns on the Company’s capital allocation decisions for the measured periods.  Non-cash impairment charges are not included in the calculation of ROIC as the Committee does not believe they are indicative of returns on invested capital.  The Committee uses operating earnings and cash flow as additional measures to assess operational performance, as operating earnings show the relationship between sales and costs for a business and the generation of cash provides the Company with the opportunity to pursue opportunities that enhance stockholder value.

In 2009, for executive officers who reported directly to the COO and who have direct operating responsibility, 40% of the bonus target was based on ROIC (with the same target ROIC as described above), 20% based on business segment performance, and 40% based on individual performance.  Business segment performance was based upon an equal rating of cash flow and operating earnings at the operating segment level, with performance measured against approved management-operating plans.  For 2009, the operating earnings targets and cash flow targets for Mr. Nichols for the Company’s Cranes segment were $339.8 million and $365.5 million, respectively.

Individual performance for each of the executive officers could include all or any combination of personal goals, talent development, business development, inventory management and operational excellence, as well as other financial and non-financial measurements.  The CEO and COO are responsible for determining individual performance measurements for each of their direct reports.  The individual performance calculation for the executive officers, other than the CEO, is done on a holistic basis in evaluating the achievement of such goals rather than based upon a rigid formula.  The difficulty in achieving the targeted goals depends on a variety of factors, some of which are in the executive’s control and some of which are not.  These targets are established annually based on the business plan of the Company for the coming year and in conjunction with the executive’s annual review by the CEO and/or COO.  If the Company achieves its business plan objectives for the year, the Committee believes the goals are attainable.

In addition to the elements of the 2009 bonus plan described above, there was an additional incremental incentive of 10% of a participant’s target bonus, including Mr. DeFeo’s, if corporate quarterly inventory turn targets were met or exceeded.  The targets were stretch goals above what was set forth in the 2009 budget approved by the Board in December 2008.  The inventory turn targets for each of the four quarters of 2009 were: 3.5 times, 4.1 times, 4.2 times and 4.7 times, respectively.  The Committee implemented this incremental incentive to emphasize the Company’s short term objective of managing for cash.  Inventory turns are calculated by dividing (i) the product of the trailing three months Cost of goods sold multiplied by four, by (ii) Inventories.  The inventory turn rates for each of the four quarters of 2009 were: 2.2 times, 2.4 times, 2.2 times and 2.7 times, respectively, and therefore no bonus amount was earned based on this performance metric.

Executive officers did not receive any bonus in 2009 based on ROIC or other financial measures. In addition, in light of the financial performance of the Company in 2009, the bonus amounts received by most of the Company’s executive officers for individual qualitative performance was generally limited to a maximum of 75% of their qualitative bonus targets. The following table shows the total 2009 Plan bonus payout, and details the bonus amount that was earned for the quantitative and qualitative portions of the 2009 Plan bonus, for each of the named executive officers other than the CEO.

Name	Bonus Amount for Achievement of Quantitative Targets	Bonus Amount for Achievement of Qualitative Targets	Total Bonus
Phillip C. Widman	$0	$150,000	$150,000
Thomas J. Riordan	$0	$200,000	$200,000
Steve Filipov	$0	$87,750	$87,750
Richard Nichols	$0	$83,850	$83,850

For 2009, the Committee approved a bonus plan for Mr. DeFeo with an overall total bonus target of 200% of his base salary (calculated before the 10% salary reduction), which equated to a bonus target of $2,300,000.  This was contingent on Mr. DeFeo satisfying both quantitative financial performance measures and qualitative performance measures.

The 2009 quantitative financial performance measures for Mr. DeFeo focused on three specific areas of financial performance:

Performance Measure*	Weighting (%)	Target	Achievement
ROIC	30.0%	14.3%	(9.6)%
Earnings Per Share, on a fully diluted basis (“EPS”)	10.0%	$3.75	$(2.70)
Management of Working Capital**	10.0%	73 net cash days	141 net cash days

*   Based on 2009 approved budget.
** Management of working capital was measured based on a target of net cash days.  Net cash days are determined by using the following mathematical formula: (i) the number of days sales are outstanding, plus the inventory turn rate (measured in days), minus (ii) the number of days payables are outstanding.  The result of this calculation will determine the net number of cash days.

Mr. DeFeo had a number of qualitative performance measures that were considered in determining his award under the Plan.  The following table provides a detailed listing of the qualitative performance measures that were considered by the Committee and their percentage weighting:

Performance Measure	Weighting (%)	Goals
Operational Improvements	10.0%
Achieve significant supply chain savings and selling, general and administrative cost reductions. Improve the Company’s manufacturing footprint. Improve organizational structures in developing markets.

Marketing Improvements	5.0%	Complete net promoter score review and customer value proposition planning. Continue brand building strategy. Conduct meaningful customer summits. Reduce trade show expenses.
Financial Controls and Ethics	7.5%	Continue business practices and ethics education. Begin implementation of shared services. Improve risk assessment process and financial planning analysis process.
Strategic Planning and Business Development	10.0%	Find a solution for certain of the Company’s underperforming businesses. Continue to pursue transformative transactions.
Workforce Development	7.5%	Continue focus on team member health and safety. Improve non-majority representation in leadership positions. Focus on team member engagement and leadership development.
Financial Structure	10.0%	Achieve significant cash generation from operations. Continue compliance with all debt covenants. Continue expansion of the Terex global enterprise system.

The following tables detail the quantitative and qualitative portions of Mr. DeFeo’s 2009 Plan bonus amount:

Quantitative Bonus Goal	Quantitative Bonus Target Amount	Bonus Amount for Achievement of Quantitative Targets
ROIC	$690,000	$0
EPS	$230,000	$0
Management of Working Capital	$230,000	$0
Total	$1,150,000	$0

Qualitative Bonus Goal	Qualitative Bonus Target Amount	Bonus Amount for Achievement of Qualitative Targets
Operational Improvements	$230,000	$172,500
Marketing Improvements	$115,000	$57,500
Financial Controls and Ethics	$172,500	$138,000
Strategic Planning and Business Development	$230,000	$138,000
Workforce Development	$172,500	$138,000
Financial Structure	$230,000	$138,000
Total	$1,150,000	$782,000

The qualitative measures accounted for all of the 2009 Plan bonus amounts that the CEO earned.

The Committee believes that bonus target percentage ranges for the Company’s executive officers were, in the aggregate, above the third quartile of bonus target percentage ranges for the Benchmark Companies and the actual 2009 bonus payouts for each of the named executive officers were below the third quartile of bonus target percentage ranges for the Benchmark Companies.

In 2010, an annual bonus pool will be established and funded based on the Company’s operating earnings performance.  If the Company achieves approximately $160 million of operating earnings, the bonus pool would fund at approximately 100% of the executive’s corresponding bonus target, and would be paid out based on individual and Company performance.  If the Company achieves approximately $250 million of operating earnings, the bonus pool would fund at approximately 150% of the executive’s corresponding bonus target, and would be paid out based on individual and Company performance.  If the Company does not generate any operating earnings, the bonus pool would fund at approximately 30% of the executive’s corresponding bonus target and would be paid out based solely on the achievement of individual performance targets.  For operating earnings achievement between the thresholds mentioned above, the bonus pool funding and incentive opportunity for the executive will increase as the amount of operating earnings increases, but in no event shall the bonus payout exceed 150% of target.  The Committee adopted this bonus structure for 2010 as it believes it is important to have the ability to recognize good business decisions even if the Company does not generate any operating earnings.  It was also important to the Committee that the bonus pool fund at 100% only if the Company achieves a significant level of operating earnings for 2010.

Benefits and Perquisites

Perquisites that were provided to executive officers in 2009 included Company-paid automobiles, club memberships, financial planning services, supplemental long-term disability coverage, housing allowances and other costs in connection with relocation.  In December 2009, the Company eliminated substantially all perquisites that apply only to its executive officers.  This eliminated Company-paid automobiles, financial planning services, club memberships, use of private aircraft, tax gross-ups on executive life insurance and other similar perquisites, but did not impact benefits that are also provided to the broader team member population, such as payment of relocation expenses, Company-paid medical and life insurance, 401(k) match, wellness awards and other similar benefits.  As described above, the Committee approved a one-time base salary adjustment for each of the Company’s executive officers in an amount substantially comparable to the perquisites eliminated.

The Company generally provides its executive officers benefits, which are also provided generally to all other U.S.-based salaried employees, such as Company-paid life insurance and matching contributions in the Company’s 401(k) Plan and Employee Stock Purchase Plan, medical, dental and vision plans, flexible spending accounts and long and short-term disability coverage.  In addition, executive officers, as well as certain other middle management team members of the Company, may upon their election, defer compensation and receive matching contributions in the Company’s deferred compensation plan.

Generally, perquisites granted to executive officers are allocated to their income and they are required to pay income taxes on such perquisites.  In 2009, the Company provided a tax gross-up to Mr. DeFeo on a portion of his life insurance costs.  As described above, in 2009 the Company eliminated future payments of this type.  In 2009, the Company also provided tax gross-ups to Messrs. Riordan and Filipov related to certain relocation benefits.  The Company also provides these types of tax gross-ups to many middle management team members, as they are often necessary to induce team members and new hires to relocate based on the business needs of the Company.

Long-Term Incentive Compensation

The purpose of long-term incentive compensation is both to align the interests of the executive officers with the interests of the stockholders and to provide a level of reward and recognition for superior performance.  The Company’s objective is to provide its executive officers with long-term incentive awards that are generally within the third quartile of the award level at the Benchmark Companies.  Long-term incentive awards may include cash and non-cash components.

One of the primary components of the Company’s long-term incentive compensation is the granting of restricted stock awards to executive officers, including awards which have a performance-based component.  In this way, the stock awards have the dual objective of helping to build stockholder value while also serving to retain and motivate the Company’s senior leadership.  The long-term incentive compensation is designed to provide wealth creation for executives if stockholder value is created.  In 2009, the Company issued long-term incentive compensation designed to provide an economic value that was generally within the third quartile of the long-term compensation level at the Benchmark Companies.

When determining the size of equity awards, the Committee believes that there is merit in taking into account the amount of equity that an executive owns in the Company, and the Committee undertook an extensive review in 2009 of the equity ownership in the Company of each of the executives.  However, the overriding factor in determining the size and amount of equity grants is ensuring that grants are motivational and measurable, while providing competitive equity grants that are determined based on grant date economic value.

In 2009, the Company granted a significant portion of executive long-term incentive compensation pursuant to programs which pay out in cash, due to the Company’s low stock price at the time of grant.  The Committee felt that the granting of additional shares in 2009 would have had too much of a dilutive effect on the Company’s stockholders and did not feel that such action was appropriate.  The long-term compensation awards granted by the Company predominantly consisted of time based restricted stock awards and performance-based cash awards.  Messrs. DeFeo, Widman and Riordan received a greater percentage of their awards in the form of performance-based awards than the other executives, as the Committee believed that they are the three executives with the greatest potential impact on the Company’s overall performance and that they accordingly should have a greater percentage of their long-term compensation directly tied to the performance of the Company.

It is the Company’s general intention to primarily grant long-term incentive compensation in the future in shares of restricted stock with time and/or performance based criteria, although other forms of awards may be considered.  In 2010, the long-term compensation awards granted by the Company consisted of time based restricted stock awards and performance-based restricted stock awards (other than for Mr. DeFeo, who received solely performance-based awards).  On the date of grant, the Company’s stock price was approximately $20 and in order for the performance-based restricted stock awards to vest, among other criteria, the Company’s closing stock price must equal or exceed $35.00 for certain awards and $50.00 for other awards (the price thresholds are $45.00 and $60.00, respectively, for Mr. DeFeo) for 10 consecutive trading days.

Stock Awards

The Company’s policy is to make grants of stock awards in the first quarter of each calendar year, which is soon after the Company’s prior year’s results are finalized and released publicly, as well as after the Company’s budget has been finalized for the coming year.  This is consistent with the Company’s granting restricted stock awards that have a performance component, as it is intended that generally the performance component would be based upon a specific measure or measures from the Company’s budget for the coming year.

In the first quarter of 2009, the executive officers were granted restricted stock awards.  The restricted stock grants for Messrs. DeFeo, Riordan and Widman contained both time-based awards and performance-based awards.  The restricted stock grants for the other executives were solely time based.  Each time-based award will vest in full in the first quarter of 2012, to the extent the executive officer is still employed with the Company.  The Committee determined that the time-based awards would cliff vest in three years rather than have a pro rata vesting period as was done in prior years and as had historically been the predominant Company practice.  The Committee believes that an award with cliff vesting generally provides more retentive benefit to the Company than an award with pro rata vesting over the same time period.

Each grant to Messrs. DeFeo, Riordan and Widman also included two performance-based awards.  The first performance-based restricted stock award (the “EPS Shares”) is contingent upon the Company achieving a targeted EPS in each of 2009, 2010 and 2011 (the “EPS Target”).  For each of 2009, 2010 and/or 2011, the proportionate target shares will be received if the Company achieves its EPS Target for such year, with the share and cash amount subject to increase or decrease for attainment above or below the EPS Target for such year.  The EPS Target for 2009 was $3.75 per share.  As the Company’s EPS was negative $2.70 in 2009, the 2009 portion of the performance-based award was not earned.  The EPS Target for 2010 is a net loss from continuing operations of $1.00 per share for the year, excluding any impact from restructuring or unusual items.  The EPS Target for 2011 will be based upon the budget approved by the Board for that year.

The executive will receive 100% of the EPS Shares for a particular year if the Company achieves the EPS Target for such year.  For performance that fails to meet the EPS Target, less than 100% of the EPS Shares will be received, with the actual payment amount corresponding directly with the level of achievement under the target (e.g., 90% achievement would result in a 75% payment, 80% achievement would result in a 50% payment and less than 80% achievement would result in no payment).  Alternatively, for performance that exceeds the EPS Target, greater than 100% of the EPS Shares will be received, with the actual payment amount corresponding directly with the level of achievement in excess of the target (e.g., 110% achievement would result in a 125% payment, 120% achievement would result in a 150% payment and greater than 120% achievement is capped at a payment of 150%).

The second performance-based restricted stock award (the “TSR Shares”) is contingent upon the Company achieving a percentile rank of 60th (the “TSR Target”) against a peer group of companies for three year annualized Total Shareholder Return (“TSR”) for the period January 1, 2009 through December 31, 2011.  TSR combines share price appreciation and dividends paid to measure the total return to shareholders.  TSR is calculated by adding the change in a company’s stock price during a specified time period to any dividends paid by such company during the time period and dividing that sum by the stock price of such company at the beginning of the period.

The executive will receive 100% of the TSR Shares if the Company achieves the TSR Target.  For each percentile increase or decrease in attainment above or below the TSR Target, the amount of shares to be received will increase or decrease by 2.5%.  For attainment at or above the 80th percentile, the amount of shares to be received will be capped at 150% of the TSR Shares.  If attainment is at the 40th percentile, the amount of shares to be received will be 50% of the TSR Shares.  For performance below the 40th percentile, no shares will be received.

The EPS Shares and TSR Shares will vest in full on the later of (a) the third anniversary of the date of grant, or (b) after the Company’s 2011 financial statements are completed and filed with the SEC, provided that the performance criteria are satisfied, and further provided that the executive remains actively employed with the Company at such time.  The Committee believes that the three year measurement period for these awards and these performance metrics helps motivate long-term decision making and better aligns the interests of the executives and the Company’s stockholders.

Cash Awards

In the first quarter of 2009, the executive officers were granted two performance-based cash awards. The first performance-based cash award (the “EPS Award”) is contingent upon the Company achieving the EPS Target.  For each of 2009, 2010 and/or 2011, the proportionate target cash award will be received if the Company achieves its EPS Target for such year, with the cash amount subject to increase or decrease for attainment above or below the EPS Target for such year.  The EPS Target for 2009 was $3.75 per share.  As the Company’s EPS was negative $2.70 in 2009, the 2009 portion of the performance-based award was not earned.  The EPS Target for 2010 is a net loss from continuing operations of $1.00 per share for the year, excluding any impact from restructuring or unusual items.  The EPS Target for 2011 will be based upon the budget approved by the Board for that year.

The executive will receive 100% of the EPS Award for a particular year if the Company achieves the EPS Target for such year.  For performance that fails to meet the EPS Target, less than 100% of the EPS Award will be received, with the actual payment amount corresponding directly with the level of achievement under the target (e.g., 90% achievement would result in a 75% payment, 80% achievement would result in a 50% payment and less than 80% achievement would result in no payment).  Alternatively, for performance that exceeds the EPS Target, greater than 100% of the EPS Award will be received, with the actual payment amount corresponding directly with the level of achievement in excess of the target (e.g., 110% achievement would result in a 125% payment, 120% achievement would result in a 150% payment and greater than 120% achievement is capped at a payment of 150%).

The second performance-based restricted cash award (the “TSR Award”) is contingent upon the Company achieving the TSR Target against a peer group of companies for three year annualized TSR for the period January 1, 2009 through December 31, 2011.

The executive will receive 100% of the TSR Award if the Company achieves the TSR Target.  For each percentile increase or decrease in attainment above or below the TSR Target, the amount of cash to be received will increase or decrease by 2.5%.  For attainment at or above the 80th percentile, the amount of cash to be received will be capped at 150% of the TSR Award.  If attainment is at the 40th percentile, the amount of cash to be received will be 50% of the TSR Award.  For performance below the 40th percentile, no cash will be received.

The EPS Award and TSR Award will vest in full on the later of (a) the third anniversary of the date of grant, or (b) after the Company’s 2011 financial statements are completed and filed with the SEC, provided that the performance criteria are satisfied, and further provided that the executive remains actively employed with the Company at such time.  The Committee believes that the three year measurement period for these awards and these performance metrics helps motivate long-term decision making and better aligns the interests of the executives and the Company’s stockholders.

In addition, on February 26, 2009, Mr. DeFeo was also granted a long-term cash award with a minimum value of $900,000.  The award is subject to increase based upon increases in the Company’s stock price above $10.69, the average closing stock price between January 29, 2009 and February 26, 2009.  Each $1 increase in stock price above $10.69 would result in an additional $84,190 paid to Mr. DeFeo, which additional amounts will be pro-rated for stock price increases of less than $1.  For example, if the Company’s stock price increases to $25 or $50 on February 26, 2012, then Mr. DeFeo would be entitled to receive $2,104,759 or $4,209,509, respectively.  In no event will Mr. DeFeo be entitled to receive less than $900,000.  There is no cap on the amount of the award.  The award will vest in full on February 26, 2012, provided Mr. DeFeo has not voluntarily terminated his employment with the Company or been terminated by the Company for cause.  The Committee granted this cash award to Mr. DeFeo as the Committee believes, as Mr. DeFeo is the executive with the greatest potential impact on the Company’s performance, that it is important that more of his compensation be tied directly to the performance of the Company.

Post-Employment Compensation

Retirement Plans and Life Insurance

The Company offers a variety of mechanisms for its executive officers to plan for their retirement.  These plans are offered to attract and retain executive officers by offering them benefits that are similar to what is offered by the Benchmark Companies.  The retirement plans offered by the Company to its executive officers generally include a 401(k) plan, which is also offered to most of the Company’s U.S. based employees, a deferred compensation plan, a defined benefit supplemental executive retirement plan (“DB SERP”), a defined contribution supplemental executive retirement plan (“DC SERP”, and together with the DB SERP, the “SERPs”) and, for the CEO, a defined benefit pension plan which has been frozen since 1993.  A senior executive participating in the DB SERP is not eligible to participate in the DC SERP.  See “Pension Benefits” for a description of the SERPs and “Nonqualified Deferred Compensation” for a description of the Company’s deferred compensation plan.

In addition, each executive officer receives a life insurance benefit that provides his or her family with a core level of security in case of the premature death of the executive officer. The Company provides each executive officer with a group life insurance benefit that is approximately two times his or her base salary. In addition, the Company owns a universal life insurance policy on the life of Mr. DeFeo in the amount of $10,000,000.  Pursuant to the terms of this arrangement, the Trustee of the Ronald M. DeFeo 1996 Life Insurance Trust has the right to designate a beneficiary or beneficiaries to receive the insurance proceeds from this policy on Mr. DeFeo’s death, subject to the Company’s right to first receive a certain portion of the insurance proceeds.

Termination of Employment and Change in Control Arrangements

Each of the executive officers, other than Mr. DeFeo, is a party to a Change in Control and Severance Agreement with the Company that was entered into in April 2008 (collectively, the “Executive Agreements”).  The Company and Mr. DeFeo entered into the DeFeo Agreement that contains provisions regarding termination of employment and change in control circumstances.

These agreements provide the executive officers with a core level of assurance that their actions on behalf of the Company and its stockholders can proceed without the potential distraction of short-term issues that may affect the Company (e.g., merger, buyout, etc.) and helps ensure that they continue to act in the best interests of the Company.  In addition, these agreements contain measures that protect the Company as well, such as confidentiality, non-compete and non-solicitation provisions.  The key terms of these agreements are generally customary provisions for agreements of this type and are described below in “Potential Payments Upon Termination or Change in Control.”  In December 2009, the Committee determined that any Change in Control and Severance Agreements that the Company enters into in the future will not provide for a gross-up payment if an excise tax is imposed on the change of control payments and benefits under Sections 280G and 4999 of the Code.

EXECUTIVE COMPENSATION

Summary Compensation Table

The Summary Compensation Table below shows the compensation for the three previous fiscal years of the Company’s CEO, Chief Financial Officer and its three other highest paid executive officers who had 2009 total qualifying compensation in excess of $100,000 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1) (2)	Option Awards ($)	Non- Equity Incentive Plan Compens- ation ($)		Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)		All Other Compens- ation ($) (3)	Total ($)
Ronald M. DeFeo	2009	$1,058,958	-0-	$1,289,478	-0-	$782,000		$1,282,244		$287,300	$4,699,980
Chairman and Chief	2008	$1,150,000	-0-	$8,019,136	-0-	-0-	(4)	$1,374,573		$809,827	$11,353,536
Executive Officer	2007	$1,025,000	$110,000	$5,178,543	-0-	$2,397,713		$1,585,928		$313,733	$10,610,917

Phillip C. Widman	2009	$492,646	-0-	$483,626	-0-	$150,000		$296,211		$61,409	$1,483,892
Senior Vice President and	2008	$526,250	-0-	$2,672,978	-0-	$336,368		$142,353		$90,683	$3,768,632
Chief Financial Officer	2007	$500,000	$100,000	$1,683,030	-0-	$431,288		$154,329		$76,928	$2,945,575

Thomas J. Riordan	2009	$727,458	-0-	$483,626	-0-	$200,000		$270,529		$292,882	$1,974,495
President and	2008	$780,000	-0-	$2,672,978	-0-	$664,739		$165,759		$250,251	$4,533,727
Chief Operating Officer	2007	$744,231	-0-	$5,355,338	-0-	$857,849		$93,595		$269,177	$7,320,190

Steve Filipov (5)	2009	$414,375	-0-	$137,286	-0-	$87,750		$363,300	(6)	$351,049	$1,353,760
President, Developing	2008	$460,945	-0-	$1,444,788	-0-	$143,428		$143,791		$257,099	$2,450,051
Markets and Strategic Accounts	2007	$397,535	-0-	$985,478	-0-	$356,121		$355,430		$42,182	$2,136,746

Richard Nichols	2009	$395,958	-0-	$273,783	-0-	$83,850		$237,290	(6)	$85,286	$1,076,167
President, Terex Cranes	2008	$427,708	-0-	$1,444,788	-0-	$322,035		$96,301		$80,170	$2,371,002
	2007	$375,000	-0-	$985,478	-0-	$339,979		$204,446		$85,008	$1,989,911

(1)  See Note Q – “Stockholders’ Equity” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for a detailed description of the assumptions that the Company used in determining the dollar amounts recognized for financial statement reporting purposes of its stock awards.

(2)  The amounts listed in the Stock Awards column are the aggregate grant date fair value amounts computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.  The amounts listed in the Stock Awards column include awards that are subject to performance conditions.  For the 2009 awards, if the maximum performance is achieved, the stock award amounts for Messrs. DeFeo, Widman and Riordan would be $1,696,334, $636,282 and $636,282, respectively.  Messrs. Filipov and Nichols did not receive any stock awards in 2009 that were subject to performance conditions.

(3)  As part of its competitive compensation program, the Company in 2009 provided its Named Executive Officers with certain perquisites and other personal benefits.  As noted in the “Compensation Discussion & Analysis” section above, in December 2009, the Company eliminated substantially all perquisites that apply only to its executive officers.  The amounts listed below are the aggregate incremental cost of the perquisites paid by the Company.  The aggregate incremental cost to the Company is computed as the actual out-of-pocket cost to the Company of supplying such perquisite.  For example, the amount listed under the Company Car column is the amount that the Company paid to a third party as a result of providing a Company car to the Named Executive Officer.  As part of their compensation, each of the Named Executive Officers in 2009 received the perquisites listed in the table below:

Name	Company Car	Club Memberships	Disability Premiums	Financial Planning Services	401(k) Matching Contributions	Employee Stock Purchase Plan Company Contributions	Company Paid Life Insurance		Other**	Total

Ronald M. DeFeo	$30,406	$13,107	$4,786	$15,000	$9,800	$1,800	$212,401	*	-0-	$287,300

Phillip C. Widman	$27,197	$8,050	$5,376	$1,500	$9,800	$1,800	$7,686		-0-	$61,409

Thomas J. Riordan	$30,947	-0-	$5,701	$5,900	$9,800	$450	$9,007		$231,077	$292,882

Steve Filipov	$20,952	-0-	$2,539	$5,000	$9,800	$675	$2,853		$309,230	$351,049

Richard Nichols	$33,956	-0-	$4,479	-0-	$9,800	-0-	$3,551		$33,500	$85,286

* The amount includes $39,148 which is for the reimbursement of taxes associated with Company-paid life insurance.  As noted in the “Compensation Discussion & Analysis” section above, this perquisite was eliminated in December 2009.

** The amount shown for Mr. Riordan consists of $183,601 for a matching contribution to the Company’s Deferred Compensation Plan, which matching contribution is invested in Common Stock, and $47,476 for payments related to Mr. Riordan’s relocation, of which $19,779 is for the reimbursement of taxes; the amount shown for Mr. Filipov consists of $212,202 for payment of a housing allowance, of which $92,204 is for the reimbursement of taxes, $48,572 for payments related to Mr. Filipov’s relocation, of which $15,935 is for the reimbursement of taxes, $43,372 is for the reimbursement of Mr. Filipov’s children’s education, of which $18,780 is for the reimbursement of taxes and $5,084 is for payment of tax services, of which $2,309 is for the reimbursement of taxes; and the amount shown for Mr. Nichols consists of payment of a housing allowance.

(4)  Pursuant to the satisfaction of the performance criteria, Mr. DeFeo was entitled to non-equity incentive plan compensation in the amount of $1,171,620.  However, as the Company has been making significant headcount reductions and implementing other cost reductions, Mr. DeFeo believed that he should lead by example and share some of the economic burden and voluntarily declined receipt of this non-equity incentive plan compensation.

(5)  Mr. Filipov received his 2007 compensation in Euros.  Amounts shown are converted into U.S. Dollars at an average rate of one Euro = $1.3661.  Mr. Filipov received the first six months of his 2008 salary in Euros, which amount was converted into U.S. Dollars at an average rate of one Euro = $1.5255.

(6)  The amounts shown include $249 and $73 for Messrs. Filipov and Nichols, respectively, which amounts were earnings that were above-market or preferential.

Grants of Plan-Based Awards

The following table sets forth information on grants of awards under the Company’s equity and non-equity incentive plans during 2009 to the Named Executive Officers.  The amount of stock awards, option awards and non-equity incentive plan compensation recognized for financial reporting purposes by the Company for the Named Executive Officers during 2009 is also listed in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value
Name	Grant Date	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh -old (#)	Target (#)	Maxi- mum (#)	of Stock or Units (#)	Underlying Options (#)	Option Awards ($/Sh)	of Stock and Option Awards
Ronald M. DeFeo	2/26/2009				29,850	59,700	89,550				$471,033
	2/26/2009				29,850	59,700	89,550				$342,678
	2/26/2009							60,300			$475,767
	N/A	$57,500	$2,300,000	$3,450,000
	2/26/2009	$746,250	$1,492,500	$2,238,750
	2/26/2009	$746,250	$1,492,500	$2,238,750
	2/26/2009	$900,000	*	*
Phillip C. Widman	2/26/2009				11,200	22,400	33,600				$176,736
	2/26/2009				11,200	22,400	33,600				$128,576
	2/26/2009							22,600			$178,314
	N/A	$120,375	$401,250	$601,875
	2/26/2009	$279,850	$559,700	$839,550
	2/26/2009	$279,850	$559,700	$839,550
Thomas J. Riordan	2/26/2009				11,200	22,400	33,600				$176,736
	2/26/2009				11,200	22,400	33,600				$128,576
	2/26/2009							22,600			$178,314
	N/A	$237,000	$790,000	$1,185,000
	2/26/2009	$279,850	$559,700	$839,550
	2/26/2009	$279,850	$559,700	$839,550
Steve Filipov	3/2/2009							17,400			$137,286
	3/2/2009	$85,850	$171,700	$257,550
	3/2/2009	$85,850	$171,700	$257,550
	N/A	$101,250	$337,500	$506,250
Richard Nichols	2/26/2009							34,700			$273,783
	2/26/2009	$171,650	$343,300	$514,950
	2/26/2009	$171,650	$343,300	$514,950
	N/A	$16,125	$322,500	$483,750

* The award is subject to increase based upon increases in the Company’s stock price above $10.69, the average closing stock price between January 29, 2009 and February 26, 2009.  Each $1 increase in stock price above $10.69 would result in an additional $84,190 paid to Mr. DeFeo, which additional amounts will be pro-rated for stock price increases of less than $1.  In no event will Mr. DeFeo be entitled to receive less than $900,000.  There is no cap on the amount of the award.  The award was worth $1,667,813 on December 31, 2009.

On February 26, 2009, grants of Common Stock subject to restrictions on transfer, conditions of forfeitability and other limitations and restrictions (“Restricted Stock”) with performance-based criteria (“Performance Shares”) were made under the 2000 Plan to Mr. DeFeo (59,700 shares), Mr. Widman (22,400 shares) and Mr. Riordan (22,400 shares).  The value of the Performance Shares set forth in the table above is based on the closing price on the NYSE of the Common Stock on the date of grant, which was $7.89 per share on February 26, 2009. When performance targets are established for future years and the grant date established per ASC Topic 718, any incremental change will be reflected in the year in which such performance target is set. These Performance Shares will vest in full in 2011 if the Company achieves a targeted EPS in each of 2009, 2010 and 2011.  The number of shares in this grant is subject to adjustment, up or down, based upon attainment above or below the targeted EPS measurement. No portion of the 2009 performance-based award was earned.  See the “Compensation Discussion & Analysis” section above for a detailed description of the performance measures used in this grant.  Upon the earliest to occur of a change in control of the Company or the death or disability of the recipient of the grant, any unvested portion of such Performance Shares shall vest immediately.  Dividends, if any, are paid on vested Performance Shares at the same rate as paid to all stockholders.

In addition, on February 26, 2009, grants of Performance Shares were made under the 2000 Plan to Mr. DeFeo (59,700 shares), Mr. Widman (22,400 shares) and Mr. Riordan (22,400 shares).  The value of the Performance Shares granted to such Named Executive Officers set forth in the table above was not based on the closing stock price on the NYSE of the Common Stock on February 26, 2009, as the Performance Shares were based on a market condition.  The Company used the Monte Carlo method to provide grant date fair value for these Performance Shares, determined to be $5.74 per share.  See Note Q – “Stockholders’ Equity” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for a detailed description of the assumptions that the Company used to arrive at this valuation.  These Performance Shares will vest in full in 2012 if the Company achieves a targeted percentile rank against a peer group of 28 companies for three year annualized TSR.  The number of shares in this grant is subject to adjustment, up or down, based upon attainment above or below the targeted TSR measurement.  See the “Compensation Discussion & Analysis” section above for a detailed description of the performance measures used in this grant.  Upon the earliest to occur of a change in control of the Company or the death or disability of the recipient of the grant, any unvested portion of such Performance Shares shall vest immediately.  Dividends, if any, are paid on vested Performance Shares at the same rate as paid to all stockholders.

In addition, on February 26, 2009, except for Mr. Filipov, whose grant was made on March 2, 2009, grants of Restricted Stock were made under the 2000 Plan to Mr. DeFeo (60,300 shares), Mr. Widman (22,600 shares), Mr. Riordan (22,600 shares), Mr. Filipov (17,400 shares) and Mr. Nichols (34,700 shares).  The value of the Restricted Stock granted to such Named Executive Officers set forth in the table above is based on the closing stock price on the NYSE of the Common Stock of $7.89 per share on February 26, 2009.  These shares of Restricted Stock will vest in full in the first quarter of 2012, to the extent the Named Executive Officer is still employed with the Company.  Upon the earliest to occur of a change in control of the Company or the death or disability of the recipient of the grant, any unvested portion of such Restricted Stock shall vest immediately.  Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

See the “Compensation Discussion & Analysis” section above for a detailed description of the performance measures used in non-equity incentive plan awards.

It is generally the Company’s policy not to enter into employment contracts unless it is legally required or customary to do so in a particular country.  However, the Board has determined that maintaining Mr. DeFeo’s services is important to the long-term strategy of the Company and that the loss of Mr. DeFeo’s services could have a significant, negative impact on the Company’s business.  Therefore, the Company feels it is prudent to have an employment agreement with Mr. DeFeo.  Mr. DeFeo’s employment agreement expires on December 31, 2012.  The Company relies on the management and leadership skills of its other Named Executive Officers, but not to the same extent that it relies on Mr. DeFeo, and accordingly these executives are not bound by employment agreements.  The Company’s other executive officers are strictly at-will employees.  Each of the Company’s executive officers, including Mr. DeFeo, have their compensation reviewed on an annual basis.

Under the DeFeo Agreement, Mr. DeFeo receives an annual base salary, subject to adjustment by the Board, as well as annual bonuses and long-term incentive compensation during his term of employment in accordance with any plan or plans established by the Company.  The Company also agreed to use its best efforts to have Mr. DeFeo elected as a member of the Board and, consistent with generally accepted best corporate governance standards, Chairman of the Board during the term of the DeFeo Agreement.  For additional information regarding Mr. DeFeo’s employment agreement, see “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the amount of unexercised stock options, Restricted Stock that has not vested and equity incentive plan awards that have not yet vested for each of the Named Executive Officers as of December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Ronald M. DeFeo	3,230			$8.40	4/5/2011
	150,000			$11.18	3/19/2012
	100,000			$5.59	3/13/2013
	80,000			$16.35	5/7/2014

						7,325	(2)	$145,108
									31,823	(3)	$630,414
						8,557	(4)	$169,514
									17,092	(5)	$338,593
						20,551	(6)	$407,115
									61,792	(7)	$1,224,100
									37,075	(8)	$734,456
						60,300	(9)	$1,194,543
									59,700	(10)	$1,182,657
									59,700	(11)	$1,182,657
Phillip C. Widman	25,000			$10.05	9/17/2012
	12,000			$17.35	3/11/2014
	10,000			$45.75	6/1/2016
						10,000	(12)	$198,100

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
						3,996	(2)	$79,161
									5,785	(3)	$114,601
						2,781	(4)	$55,092
									5,556	(5)	$110,064
						6,850	(6)	$135,699
									20,597	(7)	$408,027
									12,358	(8)	$244,812
						22,600	(9)	$447,706
									22,400	(10)	$443,744
									22,400	(11)	$443,744
Thomas J. Riordan						15,000	(13)	$297,150
									15,000	(14)	$297,150
						3,209	(4)	$63,570
									6,410	(5)	$126,982
						6,850	(6)	$135,699
									20,597	(7)	$408,027
									12,358	(8)	$244,812
						22,600	(9)	$447,706
									22,400	(10)	$443,744
									22,400	(11)	$443,744
Steve Filipov	2,500			$17.35	3/11/2014
	10,000			$45.75	6/1/2016

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
						10,000	(12)	$198,100
						2,664	(2)	$52,774
									3,859	(3)	$76,447
						3,423	(4)	$67,810
									2,278	(5)	$45,127
						9,848	(6)	$195,089
									8,290	(7)	$164,225
									3,553	(8)	$70,385
						17,400	(9)	$344,694
Richard Nichols	10,000			$14.99	2/1/2014
	10,000			$17.35	3/11/2014
	16,000			$45.75	6/1/2016
						16,000	(12)	$316,960
						2,664	(2)	$52,774
									3,859	(3)	$76,447
						3,423	(4)	$67,810
									2,278	(5)	$45,127
						9,848	(6)	$195,089
									8,290	(7)	$164,225
									3,553	(8)	$70,385
						34,700	(9)	$687,407

(1)           Values based on the closing price of the Company’s Common Stock on the NYSE on December 31, 2009 of $19.81.

(2)           The shares of Restricted Stock vest on September 1, 2010.

(3)           The shares of Restricted Stock vest on December 31, 2010 because the Company exceeded the targeted percentage return on invested capital for the five consecutive calendar quarter period ended December 31, 2007.

(4)           The shares of Restricted Stock vest in equal increments on March 6, 2010 and March 6, 2011.

(5)           The shares of Restricted Stock vest on December 31, 2010 because the Company exceeded the targeted percentage return on invested capital for the four consecutive calendar quarter period ended December 31, 2007.

(6)           The shares of Restricted Stock vest on March 4, 2011.

(7)           The shares of Restricted Stock vest if the Company achieves a targeted annual increase in EPS for the period January 1, 2008 through December 31, 2010.  If this target is achieved, the shares will vest in full on the later of March 4, 2011, or after the Company’s 2010 financial statements are completed and filed with the SEC.  The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted EPS measurement.

(8)           The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the period January 1, 2008 through December 31, 2010.  If this target is achieved, the shares will vest in full on the later of March 4, 2011, or after the Company’s 2010 financial statements are completed and filed with the SEC.  The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted TSR measurement.

(9)           The shares of Restricted Stock vest on February 26, 2012.

(10)         The shares of Restricted Stock vest if the Company achieves a targeted EPS in each of 2009, 2010 and 2011.  If the targets are achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2011 financial statements are completed and filed with the SEC.  The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted EPS.  The 2009 portion of the performance-based award was not earned.  See the “Compensation Discussion and Analysis” section above for more details on this grant.

(11)         The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the period January 1, 2009 through December 31, 2011.  If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2011 financial statements are completed and filed with the SEC.  The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank.  See the “Compensation Discussion and Analysis” section above for more details on this grant.

(12)         The shares of Restricted Stock vest on March 31, 2010.

(13)         The shares of Restricted Stock vest in equal increments on January 31, 2010 and January 31, 2011.

(14)         The shares of Restricted Stock vest at a rate of 7,500 per year if the Company achieves a targeted percentage ROIC for each such year.  As the Company’s ROIC was a negative 9.6% in the four consecutive calendar quarter period ended December 31, 2009, Mr. Riordan did not receive any of the 2009 portion of the performance-based award.

Option Exercises and Stock Vested

The table below summarizes the stock options exercised and each vesting of Restricted Stock during 2009 for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Ronald M. DeFeo	-0-	-0-	200,518	$2,462,716

Phillip C. Widman	-0-	-0-	16,727	$305,847

Thomas J. Riordan	-0-	-0-	19,917	$265,008

Steve Filipov	-0-	-0-	10,511	$181,197

Richard Nichols	-0-	-0-	10,511	$181,197

Pension Benefits

The table below provides information with respect to each of the Company’s pension plans that provide for payments at, following, or in connection with the retirement of a Named Executive Officer.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Ronald M. DeFeo	Supplemental Executive Retirement Plan	18		$7,741,152	-0-
	Terex Pension Plan	1	(1)	$24,936	-0-
Phillip C. Widman	Supplemental Executive Retirement Plan	7	(2)	$766,924	-0-
Thomas J. Riordan	Supplemental Executive Retirement Plan	3	(3)	$529,883	-0-
Steve Filipov	Supplemental Executive Retirement Plan	14		$862,126	-0-
Richard Nichols	Supplemental Executive Retirement Plan	9		$537,924	-0-

(1)  Participation in the Terex Pension Plan was frozen as of May 7, 1993, and no participants, including Mr. DeFeo, are credited with service for benefit purposes following such date.

(2)  Upon completing ten years of service with the Company, Mr. Widman will be credited with an additional five years of service for benefit and vesting purposes.

(3)  Following the completion of five years of service with the Company, Mr. Riordan will be credited with an additional ten years of service for vesting purposes.

The SERPs are intended to provide certain senior executives of the Company with retirement benefits in recognition of their contributions to the long-term growth of the Company.  The DB SERP is closed to new participants.  A senior executive participating in the DB SERP is not eligible to participate in the DC SERP.

Participants in the DB SERP with ten or more years of eligible service are vested and entitled to annual pension benefits beginning at a normal retirement age (“NRA”) of 65 or when age plus years of service first equal 90 (the “Normal Retirement Benefit”).  The Board determined that for hiring and retention purposes, Messrs. Riordan and Widman would be credited with additional years of service as described above.  Participants in the DB SERP who are vested but terminate employment prior to NRA shall receive a retirement benefit that is equal to the actuarial equivalent of the Normal Retirement Benefit.

The compensation covered by the DB SERP is based on a participant’s final five-year average of annual salary and bonus.  Benefits are computed assuming an NRA of 65 or when age plus years of service first equal 90.  Benefits accrue at 2% of average compensation per year of service, payable at the NRA, up to a maximum of 20 years of service.  Benefits are payable monthly as a life annuity with 120 monthly payments guaranteed.  Benefits are reduced by 50% for Social Security or similar payments and 100% for any other Company-paid defined benefit retirement benefits.

Participants in the DC SERP with ten or more years of eligible service are vested and entitled to contributions made by the Company to their DC SERP account.  Annual contributions are based upon 10% of the participant’s base salary and bonus earned.  The Company credits contributions in the DC SERP with an interest rate equal to a bond fund that mirrors an investment strategy in corporate bonds of companies rated Baa or higher by Moody’s.  The annual rate of interest for 2009 was 6.6%. Benefits are payable in a lump sum payout following termination of employment.

Mr. DeFeo participates in the Terex Pension Plan (the “Retirement Plan”). None of the other Named Executive Officers participate in the Retirement Plan.  Participants in the Retirement Plan with five or more years of eligible service are fully vested and entitled to annual pension benefits beginning at age 65.  Retirement benefits under the Retirement Plan for Mr. DeFeo are equal to the product of (i) his years of service (as defined in the Retirement Plan) and (ii) 1.08% of final average earnings (as defined in the Retirement Plan) plus 0.65% of such compensation in excess of amounts shown on the applicable Social Security Integration Table.  There is no offset for primary Social Security.  Participation in the Retirement Plan was frozen as of May 7, 1993, and no participants, including Mr. DeFeo, are credited with service for benefit purposes following such date.  However, participants not currently fully vested will be credited with service for purposes of determining vesting only.  The annual retirement benefits payable at normal retirement age under the Retirement Plan will be $3,687 for Mr. DeFeo.

See Note P – “Retirement Plans and Other Benefits” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for a detailed description of the assumptions that the Company uses in determining the present value of the accumulated benefit.

Nonqualified Deferred Compensation

The table below provides information for the Named Executive Officers with respect to the Company’s Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
Ronald M. DeFeo	-0-	-0-	$105,706	-0-	$840,975
Phillip C. Widman	-0-	-0-	-0-	-0-	-0-
Thomas J. Riordan	$733,023	$183,256	$736,336	-0-	$1,898,270
Steve Filipov	-0-	-0-	$551	$551	-0-
Richard Nichols	-0-	-0-	$28,354	-0-	$227,497
______________________

(1)  The amounts shown in the “Registrant Contributions in Last FY” column are included in the “All Other Compensation” column of the Summary Compensation table above.  The amounts shown in the “Aggregate Earnings in Last FY” column include $249 and $73 for Messrs. Filipov and Nichols, respectively, which amounts are included in the Summary Compensation Table above, as these earnings were above-market or preferential.

(2)  Includes $2,500,000 and $721,156 for Messrs. DeFeo and Riordan, respectively, which amounts were included in Summary Compensation Tables in previous years.

Under the Deferred Compensation Plan, a Named Executive Officer may defer up to (i) 20% of his/her salary and (ii) 100% of his/her bonus.  The deferrals may be invested in Common Stock or in a bond index.  The Company credits the deferrals in the bond index with an interest rate equal to a bond fund that mirrors an investment strategy in corporate bonds of companies rated Baa or higher by Moody’s.  The annual rate of interest for 2009 was 6.6%. The Company makes a contribution of 25% of the Named Executive Officer’s salary and/or bonus that is invested in Common Stock.  The Company does not make a contribution with respect to any deferrals into the bond index.

The Named Executive Officers may receive payments under the Deferred Compensation Plan after their employment terminates, upon their death or if they have an unforeseeable emergency (as defined in the Deferred Compensation Plan).  In addition, they may elect to receive all or a portion of their deferral, including the Company’s matching contribution, after the deferral has been in the Deferred Compensation Plan for at least three years.  Furthermore, for deferrals made prior to December 31, 2004, if they elect to receive an accelerated distribution under the Deferred Compensation Plan, the Named Executive Officers shall (i) forfeit 10% of the amount of the distribution to the Company, (ii) forfeit any Company matching contribution that has not been in the plan for at least one year due to the accelerated distribution and (iii) be unable to make further deferrals into the plan for at least 12 months.  In accordance with Section 409A of the Code, accelerated distributions are not allowed under the Deferred Compensation Plan for any deferrals made after December 31, 2004.

Potential Payments Upon Termination or Change in Control

If Mr. DeFeo’s employment with the Company is terminated for any reason, including for Cause (as such term is defined in the DeFeo Agreement), due to Mr. DeFeo’s death or disability, or by Mr. DeFeo voluntarily, or if Mr. DeFeo elects not to extend the DeFeo Agreement at the end of its term, Mr. DeFeo or his beneficiary is to receive, in addition to his salary, bonus and other compensation earned through the time of such termination, (i) any deferred compensation then in effect, (ii) any other compensation or benefits that have vested through the date of termination or to which Mr. DeFeo may then be entitled, including long-term incentive compensation awards, stock and stock option awards, and (iii) reimbursement of expenses incurred by Mr. DeFeo through the date of termination but not yet reimbursed.  If Mr. DeFeo’s employment with the Company is terminated as the result of Mr. DeFeo’s death or disability, then Mr. DeFeo or his beneficiary would also be entitled to receive a prorated portion of his bonus for the fiscal year during which such termination occurs.

If Mr. DeFeo’s employment with the Company is terminated by the Company without Cause or by Mr. DeFeo for Good Reason (as such terms are defined in the DeFeo Agreement), or if the Company elects not to extend the DeFeo Agreement at the end of its term, Mr. DeFeo is to receive, in addition to his salary, bonus and other compensation earned through the time of such termination, (i) two times his base salary, (ii) two times the average of his annual bonuses for the two calendar years preceding termination, (iii) a prorated portion of his bonus for the fiscal year during which such termination occurs, (iv) continuing insurance coverage for up to two years from termination, (v) immediate vesting of non-performance based unvested stock options and stock grants with a period of one year following termination to exercise his options, and (vi) continuation of all other benefits in effect at the time of termination for up to two years from termination. The cash portion of this payment is spread over a 13-month period following the date of termination, except if such termination occurs within 24 months following a Change in Control (as such term is defined in the DeFeo Agreement), in which event the cash portion is to be paid in a lump sum.  In addition, if Mr. DeFeo’s employment is terminated by the Company without Cause or by Mr. DeFeo for Good Reason within 24 months following a Change in Control, Mr. DeFeo is entitled to (A) the greater of (1) the sum of (i), (ii) and (iii) above and (2) an amount equal to all compensation required to be paid to Mr. DeFeo for the balance of the term of the DeFeo Agreement, (B) the immediate vesting of any unvested performance stock options, stock grants, long-term incentive compensation awards and other similar awards, with a period of one year following termination to exercise any such options and (C) any amounts payable under the SERP for the number of years of service achieved by Mr. DeFeo on the date of termination.  The DeFeo Agreement also provides for additional payments to Mr. DeFeo in the event that any payments under the DeFeo Agreement are subject to excise tax under the Code, such that Mr. DeFeo retains an amount of such additional payments equal to the amount of such excise tax.

The DeFeo Agreement requires Mr. DeFeo to keep certain information of the Company confidential during his employment and thereafter.  The DeFeo Agreement also contains an agreement by Mr. DeFeo not to compete with the business of the Company during his term of employment with the Company and for a period of 18 months thereafter (24 months thereafter, if the date of Mr. DeFeo’s termination is within 24 months following a Change in Control).

The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. DeFeo assuming that the triggering event took place on December 31, 2009 using the share price of Common Stock as of that day (both as required by the SEC).  However, a termination or change in control did not occur on December 31, 2009 and Mr. DeFeo was not terminated on that date.  There can be no assurance that a termination or change in control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination		Early or Normal Retirement		Involuntary Not For Cause or Good Reason Termination		For Cause Termination		Involuntary Not For Cause or Good Reason Termination (CIC)		Death		Disability
Base Salary	-0-		-0-		$2,300,000		-0-		$2,300,000		-0-		-0-
Annual Incentive	$782,000		$782,000		$4,461,333		$782,000		$4,461,333		$782,000		$782,000
Restricted Shares (time-based)	-0-		-0-		$1,916,281		-0-		$1,916,281		$1,916,281		$1,916,281
Restricted Shares (performance-based)	-0-		-0-		-0-		-0-		$5,292,875		$5,292,875		$5,292,875
Stock Options	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Cash Awards	-0-		-0-		-0-		-0-		$2,985,000		$2,985,000		$2,985,000
Company Car	-0-		-0-		$60,000	(1)	-0-		$60,000	(1)	-0-		-0-
Club Memberships	-0-		-0-		$25,000	(1)	-0-		$25,000	(1)	-0-		-0-
Disability Premiums	-0-		-0-		$10,000	(1)	-0-		$10,000	(1)	-0-		-0-
Life Insurance Premiums	-0-		-0-		$425,000	(1)	-0-		$425,000	(1)	-0-		-0-
Financial Planning Services	-0-		-0-		$30,000	(1)	-0-		$30,000	(1)	-0-		-0-
Use of Private Aircraft	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Retirement Plan Payments	$9,300,000	(2)	$9,300,000	(2)	$9,300,000	(2)	$9,300,000	(2)	$9,300,000	(2)	$9,300,000	(2)	$9,300,000	(2)
Life Insurance Proceeds	-0-		-0-		-0-		-0-		-0-		$12,160,000		-0-
Disability Benefits	-0-		-0-		-0-		-0-		-0-		-0-		$1,000,000	(3)
Excise Tax Gross Up	-0-		-0-		-0-		-0-		-0-		-0-		-0-
______________________

(1) Reflects the estimated value of a benefit or perquisite that Mr. DeFeo would be entitled to receive.  As noted in the “Compensation Discussion & Analysis” section above, effective in 2010, the Company eliminated substantially all perquisites that apply only to its executive officers.

(2) Reflects the estimated value of Mr. DeFeo’s qualified and non-qualified retirement plans on December 31, 2009.

(3) Reflects the estimated value of all future payments that Mr. DeFeo would be entitled to receive under the Company’s disability program.

Pursuant to the Executive Agreements, if an executive’s employment with the Company is terminated within six months of a Change in Control (as defined in the Executive Agreements) in anticipation of such Change in Control or within 24 months following a Change in Control, other than for Cause, by reason of death or Permanent Disability, or by the executive without Good Reason (each as defined in the Executive Agreements), the executive is to receive (i) two times his base salary, (ii) two times his annual bonus for the last calendar year preceding termination, and (iii) any accrued vacation pay. This payment is to be paid in a lump sum simultaneously with the executive’s termination or on a monthly basis. The Executive Agreements also provide for additional payments to the executive in the event that any payments under the Executive Agreements are subject to excise tax under the Code, such that the executive retains an amount of such additional payments equal to the amount of such excise tax.  In addition, the executive also will receive (a) immediate vesting of unvested stock options and stock grants, with a period of up to six months following termination to exercise such options, (b) continuing insurance coverage for 24 months from termination, (c) continuation of all other benefits in effect at the time of termination for 24 months from termination and (d) outplacement services for a period of at least 12 months from termination.

In the event an executive’s employment with the Company is terminated by the Company without Cause or by the executive for Good Reason (other than in connection with a Change in Control), the Company is to pay the executive (i) two times his base salary, (ii) two times his annual bonus for the last calendar year preceding termination and (iii) any accrued vacation pay.  This amount is to be paid in 24 equal monthly payments. In such event, the executive would also have the right to exercise any stock options, long-term incentive awards or similar awards for up to six months following termination, and would immediately vest in non-performance based options and stock awards granted under the Company’s incentive plans that would vest in the 24 months following the date of termination.  In addition, the Company would also provide continuing insurance coverage, continuation of all other benefits in effect at the time of termination for 24 months from termination and outplacement services for a period of at least 12 months from termination.

As part of the Executive Agreements, the executives agree to keep confidential certain Company information and not to disparage the Company. In addition, Messrs. Riordan, Filipov and Nichols agree that, for a period of 18 months, and Mr. Widman agrees that, for a period of 12 months, following the date of termination (or 24 months for Messrs. Riordan, Filipov and Nichols following such termination, if such termination is within 24 months following a Change in Control), the executive will not, without the prior written consent of the Company, directly or indirectly engage in or render any services to any Competitive Business (as such term is defined in the Executive Agreements) nor solicit, induce or entice any employee of the Company to leave the Company.

Each Executive Agreement has an initial term of one year and automatically renews for an additional term of one year commencing on each anniversary of the date of the agreement until and unless either party sends written notice of non-renewal to the other party at least six months prior to a renewal date; provided, however, that if a Change in Control shall occur during the initial or renewed term of this Agreement, then the Executive Agreement remains in effect until the third anniversary of the date of the Change in Control.

The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. Widman, assuming that the triggering event took place on December 31, 2009 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on December 31, 2009 and Mr. Widman was not terminated on that date. There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination		Early or Normal Retirement		Involuntary Not For Cause or Good Reason Termination		For Cause Termination		Involuntary Not For Cause or Good Reason Termination (CIC)		Death		Disability
Base Salary	-0-		-0-		$1,070,000		-0-		$1,070,000		-0-		-0-
Annual Incentive	-0-		-0-		$822,736				$822,736		-0-		-0-
Restricted Shares (time-based)	-0-		-0-		$468,051		-0-		$915,757		$915,757		$915,757
Restricted Shares (performance-based)	-0-		-0-		-0-		-0-		$1,764,992		$1,764,992		$1,764,992
Stock Options	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Cash Awards	-0-		-0-		-0-		-0-		$1,119,400		$1,119,400		$1,119,400
Company Car	-0-		-0-		$50,000	(1)	-0-		$50,000	(1)	-0-		-0-
Club Memberships	-0-		-0-		$15,000	(1)	-0-		$15,000	(1)	-0-		-0-
Disability Premiums	-0-		-0-		$10,000	(1)	-0-		$10,000	(1)	-0-		-0-
Life Insurance Premiums	-0-		-0-		$15,000	(1)	-0-		$15,000	(1)	-0-		-0-
Financial Planning Services	-0-		-0-		$3,000	(1)	-0-		$3,000	(1)	-0-		-0-
Use of Private Aircraft	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Retirement Plan Payments	$300,000	(2)	$300,000	(2)	$1,100,000	(2)	$300,000	(2)	$1,100,000	(2)	$300,000	(2)	$1,100,000	(2)
Life Insurance Proceeds	-0-		-0-		-0-		-0-		-0-		$1,070,000		-0-
Disability Benefits	-0-		-0-		-0-		-0-		-0-		-0-		$1,400,000	(3)
Excise Tax Gross Up	-0-		-0-		-0-		-0-		-0-		-0-		-0-
______________________

(1) Reflects the estimated value of a benefit or perquisite that Mr. Widman would be entitled to receive.  As noted in the “Compensation Discussion & Analysis” section above, effective in 2010, the Company eliminated substantially all perquisites that apply only to its executive officers.

(2) Reflects the estimated value of Mr. Widman’s qualified and non-qualified retirement plans on December 31, 2009.

(3) Reflects the estimated value of all future payments that Mr. Widman would be entitled to receive under the Company’s disability program.

The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. Riordan, assuming that the triggering event took place on December 31, 2009 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on December 31, 2009 and Mr. Riordan was not terminated on that date. There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination		Early or Normal Retirement		Involuntary Not For Cause or Good Reason Termination		For Cause Termination		Involuntary Not For Cause or Good Reason Termination (CIC)		Death		Disability
Base Salary	-0-		-0-		$1,580,000		-0-		$1,580,000		-0-		-0-
Annual Incentive	-0-		-0-		$1,529,478				$1,529,478		-0-		-0-
Restricted Shares (time-based)	-0-		-0-		$496,419		-0-		$944,125		$944,125		$944,125
Restricted Shares (performance-based)	-0-		-0-		-0-		-0-		$1,964,459		$1,964,459		$1,964,459
Stock Options	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Cash Awards	-0-		-0-		-0-		-0-		$1,119,400		$1,119,400		$1,119,400
Company Car	-0-		-0-		$60,000	(1)	-0-		$60,000	(1)	-0-		-0-
Club Memberships	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Disability Premiums	-0-		-0-		$10,000	(1)	-0-		$10,000	(1)	-0-		-0-
Life Insurance Premiums	-0-		-0-		$20,000	(1)	-0-		$20,000	(1)	-0-		-0-
Financial Planning Services	-0-		-0-		$10,000	(1)	-0-		$10,000	(1)	-0-		-0-
Use of Private Aircraft	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Retirement Plan Payments	$2,000,000	(2)	$2,000,000	(2)	$2,500,000	(2)	$2,000,000	(2)	$2,500,000	(2)	$2,000,000	(2)	$2,500,000	(2)
Life Insurance Proceeds	-0-		-0-		-0-		-0-		-0-		$1,580,000		-0-
Disability Benefits	-0-		-0-		-0-		-0-		-0-		-0-		$1,600,000	(3)
Excise Tax Gross Up	-0-		-0-		-0-		-0-		$2,400,000		-0-		-0-
______________________

(1) Reflects the estimated value of a benefit or perquisite that Mr. Riordan would be entitled to receive.  As noted in the “Compensation Discussion & Analysis” section above, effective in 2010, the Company eliminated substantially all perquisites that apply only to its executive officers.

(2) Reflects the estimated value of Mr. Riordan’s qualified and non-qualified retirement plans on December 31, 2009.

(3) Reflects the estimated value of all future payments that Mr. Riordan would be entitled to receive under the Company’s disability program.

The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. Filipov, assuming that the triggering event took place on December 31, 2009 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on December 31, 2009 and Mr. Filipov was not terminated on that date. There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination		Early or Normal Retirement		Involuntary Not For Cause or Good Reason Termination		For Cause Termination		Involuntary Not For Cause or Good Reason Termination (CIC)		Death		Disability
Base Salary	-0-		-0-		$900,000		-0-		$900,000		-0-		-0-
Annual Incentive	-0-		-0-		$374,606				$374,606		-0-		-0-
Restricted Shares (time-based)	-0-		-0-		$513,772		-0-		$858,466		$858,466		$858,466
Restricted Shares (performance-based)	-0-		-0-		-0-		-0-		$356,184		$356,184		$356,184
Stock Options	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Cash Awards	-0-		-0-		-0-		-0-		$343,400		$343,400		$343,400
Company Car	-0-		-0-		$40,000	(1)	-0-		$40,000	(1)	-0-		-0-
Club Memberships	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Disability Premiums	-0-		-0-		$5,000	(1)	-0-		$5,000	(1)	-0-		-0-
Life Insurance Premiums	-0-		-0-		$5,000	(1)	-0-		$5,000	(1)	-0-		-0-
Financial Planning Services	-0-		-0-		$10,000	(1)	-0-		$10,000	(1)	-0-		-0-
Use of Private Aircraft	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Retirement Plan Payments	$1,100,000	(2)	$1,100,000	(2)	$1,100,000	(2)	$1,100,000	(2)	$1,100,000	(2)	$1,100,000	(2)	$1,100,000	(2)
Life Insurance Proceeds	-0-		-0-		-0-		-0-		-0-		$900,000		-0-
Disability Benefits	-0-		-0-		-0-		-0-		-0-		-0-		$2,400,000	(3)
Excise Tax Gross Up	-0-		-0-		-0-		-0-		-0-		-0-		-0-
______________________

(1) Reflects the estimated value of a benefit or perquisite that Mr. Filipov would be entitled to receive.  As noted in the “Compensation Discussion & Analysis” section above, effective in 2010, the Company eliminated substantially all perquisites that apply only to its executive officers.

(2) Reflects the estimated value of Mr. Filipov’s qualified and non-qualified retirement plans on December 31, 2009.

(3) Reflects the estimated value of all future payments that Mr. Filipov would be entitled to receive under the Company’s disability program.

The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. Nichols, assuming that the triggering event took place on December 31, 2009 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on December 31, 2009 and Mr. Nichols was not terminated on that date. There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination		Early or Normal Retirement		Involuntary Not For Cause or Good Reason Termination		For Cause Termination		Involuntary Not For Cause or Good Reason Termination (CIC)		Death		Disability
Base Salary	-0-		-0-		$860,000		-0-		$860,000		-0-		-0-
Annual Incentive	-0-		-0-		$727,920				$727,920		-0-		-0-
Restricted Shares (time-based)	-0-		-0-		$632,632		-0-		$1,320,039		$1,320,039		$1,320,039
Restricted Shares (performance-based)	-0-		-0-		-0-		-0-		$356,184		$356,184		$356,184
Stock Options	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Cash Awards	-0-		-0-		-0-		-0-		$686,600		$686,600		$686,600
Company Car	-0-		-0-		$70,000	(1)	-0-		$70,000	(1)	-0-		-0-
Club Memberships	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Disability Premiums	-0-		-0-		$10,000	(1)	-0-		$10,000	(1)	-0-		-0-
Life Insurance Premiums	-0-		-0-		$5,000	(1)	-0-		$5,000	(1)	-0-		-0-
Financial Planning Services	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Use of Private Aircraft	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Retirement Plan Payments	$350,000	(2)	$350,000	(2)	$900,000	(2)	$350,000	(2)	$900,000	(2)	$350,000	(2)	$900,000	(2)
Life Insurance Proceeds	-0-		-0-		-0-		-0-		-0-		$860,000		-0-
Disability Benefits	-0-		-0-		-0-		-0-		-0-		-0-		$2,000,000	(3)
Excise Tax Gross Up	-0-		-0-		-0-		-0-		-0-		-0-		-0-
______________________

(1) Reflects the estimated value of a benefit or perquisite that Mr. Nichols would be entitled to receive.  As noted in the “Compensation Discussion & Analysis” section above, effective in 2010, the Company eliminated substantially all perquisites that apply only to its executive officers.

(2) Reflects the estimated value of Mr. Nichols’ qualified and non-qualified retirement plans on December 31, 2009.

(3) Reflects the estimated value of all future payments that Mr. Nichols would be entitled to receive under the Company’s disability program.

DIRECTOR COMPENSATION

The compensation program for outside directors is designed to encourage outside directors to receive a significant portion of their annual retainer for Board service in Common Stock, to enable directors to defer receipt of their fees, and to satisfy the Company’s Common Stock ownership objective for outside directors.

The Company has established a Common Stock ownership objective for outside directors.  Each director is expected to accumulate, over the director’s first four years of Board service, the number of shares of Common Stock that is equal in market value to two times the annual retainer for Board service ($300,000).  Once this ownership objective is achieved, the director is expected to maintain such minimum ownership level.  The intent is to encourage acquisition and retention of Common Stock by directors, evidencing the alignment of their interests with the interests of stockholders.  To this end, each new director receives an award of shares of Common Stock having a market value of $25,000 on the date of the award.  Each new director must defer receipt of this award under the Company’s Deferred Compensation Plan.  If a director has not achieved the ownership objective, a director is expected to invest $75,000 per year in shares of Common Stock until the director has satisfied the ownership objective.

Directors who are employees of the Company receive no additional compensation by virtue of their being directors of the Company.  For their service, outside directors receive an annual retainer, as described below. All directors of the Company are reimbursed for travel, lodging and related expenses incurred in attending Board and committee meetings.

Each outside director receives annually, on the first business day of each year, the equivalent of $150,000 for service as a Board member (or a prorated amount if a director’s service begins other than on the first day of the year).  Each director elects annually, for the particular year, to receive this fee in (i) shares of Common Stock currently, which may be deferred into the stock fund of the Company’s Deferred Compensation Plan, (ii) cash currently, (iii) cash deferred into the bond fund of the Company’s Deferred Compensation Plan, or (iv) any two of the preceding alternatives in equal amounts.  If a director elects to receive shares of Common Stock currently, then 40% of this amount is paid in cash to offset the tax liability related to such election.  For purposes of calculating the number of shares of Common Stock into which any fixed sum translates, Common Stock is valued at its per share closing price on the NYSE on the day immediately preceding the grant date.

In recognition of the 2009 base salary reductions of the Company’s team members, in May 2009, the Board unanimously approved a 10% reduction in the 2010 annual board retainer payable to outside directors, which was the next scheduled payment of director fees for outside directors.

Each director who serves as Lead Director or on a committee of the Board receives an annual committee retainer as set forth in the table below:

Committee Position	Committee Retainer
Lead Director	$40,000
Audit Committee Chair	$35,000
Compensation Committee Chair	$25,000
Governance and Nominating Committee Chair	$15,000
Corporate Responsibility and Strategy Committee Chair	$15,000
Audit Committee Member	$5,000
Compensation Committee Member	$3,000
Governance and Nominating Committee Member	$3,000
Corporate Responsibility and Strategy Committee Member	$3,000

The retainers listed above are payable in cash, and may be deferred into the bond fund of the Company’s Deferred Compensation Plan.  For a director whose service begins other than on the first day of the year, any retainer is prorated.  The compensation to be paid to the Company’s director emeritus has not yet been determined but will be set by the Committee before the end of 2010.

A director who leaves the Board at any time during the year, for any reason, will retain any retainer payments already received for such year.  The Compensation Committee has discretion to authorize the payment of additional fees to any director under extraordinary circumstances.

The compensation paid to the Company’s outside directors in 2009 is summarized in the following table:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
G. Chris Andersen	$40,000	$150,000	-0-	-0-	-0-	-0-	$190,000
Paula H. J. Cholmondeley	$168,000	-0-	-0-	-0-	-0-	-0-	$168,000
Don DeFosset	$38,000	$150,000	-0-	-0-	-0-	-0-	$188,000
William H. Fike	$6,000	$150,000	-0-	-0-	-0-	-0-	$156,000
Thomas J. Hansen	$83,000	$75,000	-0-	-0-	-0-	-0-	$158,000
Dr. Donald P. Jacobs	$158,000	-0-	-0-	-0-	-0-	-0-	$158,000
David A. Sachs	$28,000	$150,000	-0-	-0-	-0-	-0-	$178,000
Oren G. Shaffer	$8,000	$150,000	-0-	-0-	-0-	-0-	$158,000
David C. Wang	$81,000	$75,000	-0-	-0-	-0-	-0-	$156,000
Helge H. Wehmeier	$80,005	$89,995	-0-	-0-	-0-	-0-	$170,000
______________________

(1)  See Note Q – “Stockholders’ Equity” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for a detailed description of the assumptions that the Company used in determining the dollar amounts recognized for financial statement reporting purposes of its stock awards.

(2)  The grant date fair value of each stock award computed in accordance with FASB ASC Topic 718 is the following:  Mr. Andersen, $150,000 (annual retainer paid on January 4, 2009); Mr. DeFosset, $150,000 (annual retainer paid on January 4, 2009); Mr. Fike, $150,000 (annual retainer paid on January 4, 2009); Mr. Hansen, $75,000 (portion of annual retainer paid on January 4, 2009); Mr. Sachs, $150,000 (annual retainer paid on January 4, 2009); Mr. Shaffer, $150,000 (annual retainer paid on January 4, 2009); Mr. Wang, $75,000 (portion of annual retainer paid on January 4, 2009); and Mr. Wehmeier, $89,995 (portion of annual retainer paid on January 4, 2009).

(3)  As of December 31, 2009, the following directors had vested outstanding options in these amounts: Mr. Andersen, 5,174; Mr. DeFosset, 2,587; Mr. Fike, 2,587; Dr. Jacobs, 13,826; and Mr. Sachs, 27,524.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

DON DEFOSSET
WILLIAM H. FIKE
DAVID A. SACHS
OREN G. SHAFFER
DAVID C. WANG

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company intends that all transactions with affiliates are to be on terms no less favorable to the Company than could be obtained in comparable transactions with an unrelated person.  The Board will be advised in advance of any such proposed transaction or agreement and will utilize such procedures in evaluating their terms and provisions as are appropriate in light of the Board’s fiduciary duties under Delaware law.  In addition, the Company has an Audit Committee consisting solely of independent directors.  Pursuant to the terms of the written Audit Committee Charter, one of the responsibilities of the Audit Committee is to review related party transactions.  See “Audit Committee Meetings and Responsibilities.”

From time to time, the Company may have employees who are related to its executive officers or directors.  The spouse of Mr. Ellis (President, Terex Construction) is an employee of the Company. The compensation and other terms of employment of each employee are determined on a basis consistent with the Company’s human resources policies. Mrs. Ellis received an equity grant and compensation in 2009 in excess of $120,000.

Equity Compensation Plan Information

The following table summarizes information about the Company’s equity compensation plans as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	1, 126,193	(1)	$18.54	3,364,688
Equity compensation plans not approved by stockholders	-		-	-
Total	1, 126,193	(1)	$18.54	3,364,688
______________________

(1)
This does not include 2,742,541 of restricted stock awards, which are also not included in the calculation of weighted average exercise price of outstanding options, warrants and rights in column (b) of this table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and each person who is the beneficial owner of more than 10% of the Company’s outstanding equity securities, to file with the SEC initial reports of ownership and changes in ownership of equity securities of the Company.  Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any failure to file such reports by the prescribed dates during 2009.  Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all reports filed with the SEC pursuant to Section 16(a) of the Exchange Act.

To the Company’s knowledge, based solely on review of the copies of reports furnished to the Company and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the Exchange Act applicable to the Company’s officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 2009.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2009 with the management of the Company and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP.  The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The Audit Committee also has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP the independence of such independent registered public accounting firm.  The Audit Committee also has considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the independent registered public accounting firm’s independence.

Based on its review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements for the Company’s fiscal year ended December 31, 2009 be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2009 for filing with the SEC.

The Audit Committee’s responsibility is to monitor and oversee the audit and financial reporting processes.  However, the members of the Audit Committee are not practicing certified public accountants or professional auditors and rely, without independent verification, on the information provided to them and on the representations made by management, and the report issued by the independent registered public accounting firm.

AUDIT COMMITTEE

DON DEFOSSET
THOMAS J. HANSEN
DR. DONALD P. JACOBS
OREN G. SHAFFER
HELGE H. WEHMEIER

PROPOSAL 2:  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP has audited the consolidated financial statements and the internal control over financial reporting of the Company for 2009. The Board, at the recommendation of the Audit Committee, desires to continue the service of this firm for 2010. Accordingly, the Board recommends to the stockholders ratification of the retention of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.  If the stockholders do not approve PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, the Board and the Audit Committee will reconsider this selection.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

Audit Fees

During the last two fiscal years ended December 31, 2009 and December 31, 2008, PricewaterhouseCoopers LLP charged the Company $7,460,000 and $7,375,000, respectively, for professional services rendered by such firm for the audit of the Company’s annual financial statements and internal control over financial reporting and review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q for that fiscal year.

Audit-Related Fees

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.  This category includes fees related to various audit and attest services, due diligence related to mergers, acquisitions, dispositions and investments, and consultations concerning financial accounting and reporting standards.  The aggregate fees billed by PricewaterhouseCoopers LLP for such audit-related services for the fiscal years ended December 31, 2009 and December 31, 2008 were $2,303,000 and $1,790,000, respectively.

Tax Fees

The aggregate fees billed for tax services provided by PricewaterhouseCoopers LLP in connection with tax compliance, tax consulting and tax planning services for the fiscal years ended December 31, 2009 and December 31, 2008, were $1,659,000 and $620,000, respectively.

All Other Fees

The aggregate fees billed for services not included in the above services for the fiscal years ended December 31, 2009 and December 31, 2008, were $11,000 and $16,000, respectively, and were primarily related to miscellaneous items, including foreign government filings.

All of the services related to the Audit-Related Fees, Tax Fees or All Other Fees described above were approved by the Audit Committee pursuant to the general pre-approval provisions set forth in the Audit Committee’s pre-approval policies described in “Audit Committee Meetings and Responsibilities.”

The Board recommends that the stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010.

OTHER MATTERS

The Board does not know of any other business to be brought before the Meeting.  In the event any such matters are brought before the Meeting, the persons named in the enclosed Proxy will vote the Proxies received by them as they deem best with respect to all such matters.

All proposals of stockholders intended to be included in the proxy statement to be presented at the 2011 Annual Meeting of Stockholders must be received at the Company’s offices at 200 Nyala Farm Road, Westport, Connecticut 06880, no later than December 1, 2010.  All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.

To nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such a meeting, the Bylaws of the Company generally provides that notice must be given to the Secretary of the Company no more than 90 days or less than 60 days prior to the date of the annual meeting.  The Company anticipates that in order for a stockholder to nominate a candidate for election as a director at the Company’s 2011 annual meeting or to propose business for consideration at such meeting, notice must be given between February 11, 2011 and March 13, 2011.  The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

Pursuant to the rules of the SEC, services that deliver our communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our Notice of Internet Availability of Proxy Materials or Annual Report to Stockholders and Proxy Statement. Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials or Annual Report and Proxy Statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders may notify us of their requests by calling (203) 222-7170 or writing Terex Corporation at 200 Nyala Farm Road, Westport, CT 06880.

STOCKHOLDERS    ARE   URGED   TO    VOTE    THEIR    PROXIES    WITHOUT    DELAY. A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.

By order of the Board of Directors,

Eric I Cohen Secretary

March 31, 2010
Westport, Connecticut

TEREX

TEREX CORPORATION
200 NYALA FARM ROAD
WESTPORT, CT 06880

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time, either on (i) Monday, May 10, 2010 for shares in the 401k plan or (ii) Wednesday, May 12, 2010 for all other shares. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Terex Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time, either on (i) Monday, May 10, 2010 for shares in the 401k plan or (ii) Wednesday, May 12, 2010 for all other shares. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Terex Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M23000-P89342 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TEREX CORPORATION

Vote on Directors

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. ELECTION OF DIRECTORS	☐	☐	☐	____________________

NOMINEES:

01) Ronald M. DeFeo
02) G. Chris Andersen
03) Paula H.J. Cholmondeley
04) Don DeFosset
05) William H. Fike
06) Thomas J. Hansen
07) David A. Sachs
08) Oren G. Shaffer
09) David C. Wang

Vote on Proposal

3. Upon such other business as may properly come before the meeting or any adjournments or postponements, hereby revoking any proxy heretofore given.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE NAMED NOMINEES AND "FOR" PROPOSAL 2.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF

TEREX CORPORATION

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the Annual Meeting of Stockholders, you can ensure that these shares are represented at the meeting by completing, signing and returning your proxy card below.

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Please detach and mail in the envelope provided.

M23001-P89342

TEREX CORPORATION

2010 Annual Meeting

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ronald M. DeFeo and Eric I Cohen, and either one of them, proxies with the power of substitution to act, by unanimous vote, or if only one votes or acts then by that one, to vote for the undersigned at the Annual Stockholders' Meeting of Terex Corporation, to be held at 10:00 a.m., local time on Thursday, May 13, 2010, at the offices of Terex Corporation, 200 Nyala Farm Road, Westport, Connecticut, and any adjournment or postponement thereof, as follows:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE BOARD OF DIRECTORS' NOMINEES AND FOR PROPOSAL 2.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side)

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 13, 2010.

TEREX CORPORATION

TEREX CORPORATION
200 NYALA FARM ROAD
WESTPORT, CT 06880

M23042-P89342

Meeting Information

Meeting Type: Annual
For holders as of: March 17, 2010
Date: May 13, 2010 **Time:** 10:00 a.m. EDT
Location: Terex Corporation
200 Nyala Farm Road
Westport, Connecticut 06880

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT   ANNUAL REPORT

How to View Online:

Have the 12-Digit Control Number available (located on the following page) and visit: *www.proxyvote.com*.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. To facilitate timely delivery, please make the request as instructed above on or before 4/29/10.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: In order to vote these shares in person, you will need to request a ballot at the stockholder meeting.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the 12-Digit Control Number available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M23043-P89342

Voting Items

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE NAMED NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

1. ELECTION OF DIRECTORS

NOMINEES:

01) Ronald M. DeFeo
02) G. Chris Andersen
03) Paula H.J. Cholmondeley
04) Don DeFosset
05) William H. Fike
06) Thomas J. Hansen
07) David A. Sachs
08) Oren G. Shaffer
09) David C. Wang

3. Upon such other business as may properly come before the meeting or any adjournments or postponements, hereby revoking any proxy heretofore given.

M23044-P89342